As filed with the Securities and Exchange Commission on December 23, 2005

Registration No. 333-129736

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 2 TO

FORM S-2 ON FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SUPERTEL HOSPITALITY, INC.

(Exact Name of Registrant as Specified in its Charter)

Virginia	52-1889548
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

309 N. 5th St.

Norfolk, NE 68701

(402) 371-2520

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Donavon A. Heimes

Chief Financial Officer, Treasurer & Secretary

309 N. 5th St.

Norfolk, NE 68701

(402) 371-2520

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With Copies to:

David L. Hefflinger Guy Lawson McGrath North Mullin & Kratz, PC LLO Suite 3700 First National Tower 1601 Dodge Street Omaha, NE 68102	Bradley A. Haneberg Kaufman & Canoles III James Center, 12th Floor 1051 East Cory Street Richmond, VA 23219

Approximate date of commencement of the proposed sale of the securities to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this form, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 23, 2005

PROSPECTUS

Series A Convertible Preferred Stock

(Liquidation Preference: $10.00 per share)

Minimum 1,200,000 shares

Maximum 2,500,000 shares

We are Supertel Hospitality, Inc., a self-administered real estate investment trust for federal income tax purposes. We specialize in limited-service lodging and own 76 hotels in 17 mid-western and eastern states.

We are offering up to 2,500,000 shares of our Series A convertible preferred stock at a price of $10.00 per share. We will pay cumulative dividends on the Series A convertible preferred stock, from the date of the original issuance, in the amount of $.80 per share each year, which is equivalent to 8% of the $10.00 liquidation preference per share. Dividends on the Series A convertible preferred stock will be payable monthly in arrears, beginning on January 31, 2006, and any unpaid dividends will accumulate and earn additional dividends at 8%, compounded monthly. Our Series A convertible preferred stock is convertible into shares of our common stock and may be redeemed by us, as described in this prospectus.

See “ Risk Factors” beginning on page 7 of this prospectus for a discussion of certain factors that should be considered by prospective purchasers of the shares of our Series A convertible preferred stock.

	Per Share	Minimum Offering	Maximum Offering
Public offering price	$10.00	$12,000,000	$25,000,000
Selling agent’s commissions	$0.10 or $0.50	$200,000 to $600,000	$850,000 to $1,250,000
Proceeds, before expenses, to us	$9.50 or $9.90	$11,400,000 to $11,800,000	$23,750,000 to $24,150,000

We will pay Anderson & Strudwick, Incorporated, our selling agent, a selling commission equal to 5% of the public offering price of the shares sold in this offering, except that for sales of up to 1,000,000 shares we will pay the selling agent a commission of (a) 4% for sales to securities dealers identified by our directors and officers to the selling agent and (b) 1% for sales to our directors and officers and all others identified by them to the selling agent. We will pay accountable expenses of our selling agent and we will also issue warrants to our selling agent to purchase Series A convertible preferred stock at $12.00 per share for a number of shares equal to ten percent of the shares sold, exclusive of shares sold to our directors and officers and others identified by them to the selling agent.

This is a best efforts minimum/maximum offering. Our shares of Series A convertible preferred stock are being offered through our selling agent on a best efforts basis and subject to prior sale and certain other conditions, including our right to reject any order, in whole or in part, for any reason, or for no reason. Because the offering is on a best efforts basis, the selling agent is not required to sell any specific number or dollar amount of shares and is not obligated to purchase the shares if they are not sold to the public. Funds received by the selling agent will be deposited with and held by SunTrust Bank, an independent escrow agent, in a non-interest bearing account. If we do not receive subscriptions for the shares for the purchase of a minimum of 1,200,000 on or before January 27, 2006, we will return to subscribers all funds placed in escrow without interest or deductions for expenses.

There is currently no public market for our Series A convertible preferred stock. We have applied to list our Series A convertible preferred stock on the Nasdaq National Market. Our common stock is listed on the Nasdaq National Market under the symbol “SPPR”. On December 22, 2005, the last reported sale price of our common stock was $4.72 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Anderson & Strudwick

Incorporated

The date of this prospectus is                     , 2005

FORWARD-LOOKING STATEMENTS

Certain information both included and incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are based on assumptions that management has made in light of experience in the business in which we operate, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. These statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Management believes that these forward-looking statements are based on reasonable assumptions.

Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative thereof or other variations thereon or comparable terminology. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of real estate investment trusts), availability of capital, risks associated with debt financing, interest rates, competition, supply and demand for hotel rooms in our current and proposed market areas, policies and guidelines applicable to real estate investment trusts and other risks and uncertainties described herein, and in our filings with the SEC from time to time. These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference herein. We caution readers not to place undue reliance on any forward-looking statements included in this prospectus which speak only as of the date of this prospectus.

PROSPECTUS SUMMARY

This summary highlights some of the information contained in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in the Series A convertible preferred stock. You should read this prospectus carefully before you make your investment decision.

The Company

We are a self-administered real estate investment trust for federal income tax purposes. We were incorporated on August 23, 1994. On May 26, 2005 we changed our name from “Humphrey Hospitality Trust, Inc.” to “Supertel Hospitality, Inc.” following approval of the name change by the shareholders at our annual meeting held on May 26, 2005. Our common stock is traded on the Nasdaq National Market under “SPPR”.

Through our wholly owned subsidiaries, we own a controlling interest in Supertel Limited Partnership and E&P Financing Limited Partnership. We own an approximately 94% general partnership interest in Supertel Limited Partnership and a 100% interest in E&P Financing Limited Partnership. Supertel Limited Partnership owns a 100% interest in Solomons GP, LLC which owns a 99% general partnership interest in Solomons Beacon Inn Limited Partnership. We own the remaining 1% limited partnership interest in Solomons Beacon Inn Limited Partnership.

Through Supertel Limited Partnership, E&P Financing Limited Partnership and Solomons Beacon Inn Limited Partnership, we own 76 limited service hotels and one office building. The hotels are leased to our taxable REIT subsidiary, TRS Leasing, Inc. and its wholly-owned subsidiaries, TRS Subsidiary, LLC and SPPR TRS Subsidiary, LLC and are managed by Royal Host Management Inc. Royal Host Management Inc. is a subsidiary of Royal Host, Inc., a Canada-based publicly owned real estate investment trust.

Our executive offices are located at 309 N. 5th St, Norfolk, Nebraska 68701 and our telephone number is (402) 371-2520. We maintain an Internet website located at www.supertelinc.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and amendments to those reports are available free of charge on our website as soon as reasonably practicable after they are filed with the

SEC. We also make available the charters of our board committees and Code of Business Conduct and Ethics on our website. Copies of these documents are available in print upon request. Requests should be sent to Supertel Hospitality, Inc., 309 N. 5th St, Norfolk, Nebraska 68701, Attn: Corporate Secretary.

Recent Developments

On September 12, 2005, Supertel Limited Partnership entered into a definitive agreement to purchase six hotels from Independent Property Operators of America, LLC (“IPOA”) for a purchase price of $32.3 million. The hotels consist of: a Comfort Inn in Fayetteville, North Carolina; a Comfort Suites in Ft. Wayne, Indiana; a Comfort Suites in Lafayette, Indiana; a Comfort Suites in Marion, Indiana; a Comfort Suites in South Bend, Indiana; and a Comfort Inn & Suites in Warsaw, Indiana. We closed on the purchase of five of the hotels on November 7, 2005 and closed on the purchase of the sixth hotel on November 30, 2005. We financed the purchase of the hotels through a combination of new mortgage notes, assumption of an existing mortgage note, a note from the seller and borrowings from our revolving credit facility. We have included in this prospectus the audited financial statements of all six hotels for the years ended December 31, 2004 and 2003, unaudited financial statements of the hotels for the nine month period ended September 30, 2005, and have prepared unaudited pro forma financial information giving effect to the acquisition of the six hotels from IPOA. See “Unaudited Pro Forma Consolidated Financial Data.”

The Series A Convertible Preferred Stock Offering

Issuer	Supertel Hospitality, Inc.

Securities offered	A minimum of 1,200,000 shares and a maximum of 2,500,000 shares of Series A convertible preferred stock.

Price per share	$10.00.

Maturity	The Series A convertible preferred stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

Rank	The Series A convertible preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

•	senior to all classes or series of our common stock;

•	senior or on parity with all other classes or series of preferred stock to be issued by us and ranking on parity or subordinate to the Series A convertible preferred stock; and

•	junior to all our existing and future indebtedness.

Dividends

Dividends on the Series A convertible preferred stock will be cumulative from the date of original issue and are payable monthly in arrears on the last day of each month, at the annual rate of 8% of the $10.00 liquidation preference per share, equivalent to a fixed annual amount of $.80 per share. Dividends on the Series A convertible preferred stock will accrue regardless of whether or not we have earnings, whether there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Unpaid dividends will accumulate and earn additional dividends at 8%, compounded monthly.

Liquidation preference	The Series A convertible preferred stock will have a liquidation preference of $10.00 per share, plus an amount equal to any accrued but unpaid dividends thereon.

Conversion

Each share of Series A convertible preferred stock will be convertible, in whole or in part, at any time at the option of the holders thereof, into common stock at a conversion price of $5.66 per share of common stock (equivalent to a conversion rate of 1.77 shares of common stock for each share of Series A convertible preferred stock), subject to certain adjustments.

The conversion rights of the holders of the Series A convertible preferred stock are subject to cancellation on or after December 31, 2008 if the closing price of our common stock on the Nasdaq National Market exceeds $7.36 for at least 20 trading days within any period of 30 consecutive trading days. We will issue a conversion cancellation notice to holders of the Series A convertible preferred stock specifying the date the conversion rights will be deemed cancelled if we choose to exercise this option.

Optional redemption

The Series A convertible preferred stock is not redeemable prior to January 1, 2009, except in limited circumstances to preserve our status as a REIT. In the event we issue a conversion cancellation notice, the Series A convertible preferred stock will be redeemable on or after January 1, 2009 for cash, at our option, in whole or from time to time in part, at $10.00 per share, plus accrued and unpaid dividends to the redemption date. Otherwise, the Series A convertible preferred stock will be redeemable for cash, at our option, in whole or from time to time in part, at:

•	$10.80 per share on or after January 1, 2009;

•	$10.40 per share on or after January 1, 2010; and

•	$10.00 per share on or after January 1, 2011,

plus accrued and unpaid dividends to the redemption date.

Voting rights

Holders of the Series A convertible preferred stock generally will have no voting rights. However, if dividends on the Series A convertible preferred stock are in arrears for six consecutive months or nine months (whether or not consecutive) in any twelve month period, holders of the Series A convertible preferred stock will be entitled to appoint two members to our board of directors until up to twelve months after all dividend arrearages have been paid. In addition, some changes that would be materially adverse to the rights of holders of the Series A convertible preferred stock outstanding at the time cannot be made without the affirmative vote of the holders of Series A convertible preferred stock entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the Series A convertible preferred stock voting as a single class.

Listing

We have applied to list the Series A convertible preferred stock on the Nasdaq National Market, and if so approved, trading is expected to commence after the initial delivery of the Series A convertible preferred stock. Our common stock is listed on the Nasdaq National Market under the symbol “SPPR.”

Ownership and transfer limits

The Series A convertible preferred stock will be subject to certain restrictions on ownership and transfer intended to assist us in maintaining our status as a real estate investment trust for federal income tax purposes.

Use of proceeds

The net proceeds from the sale of the Series A convertible preferred stock offered hereby will be used to repay borrowings from our revolving credit facility. After the application of the net proceeds, we will have additional borrowing capacity under the revolving credit facility for future acquisitions or development.

RISK FACTORS

An investment in our Series A convertible preferred stock involves various risks. In addition to the other information in this prospectus and other documents that are incorporated by reference into this prospectus, you should consider carefully the following risk factors before deciding to invest in our Series A convertible preferred stock. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. In such case, you may lose all or part of your original investment.

Risks Related to the Series A Convertible Preferred Stock

The Series A convertible preferred stock is a new issue of securities and does not have an established trading market, which may negatively affect its market value and your ability to transfer or sell your shares.

Our Series A convertible preferred stock is a new issue of securities with no established trading market. We have applied to list the Series A convertible preferred stock on the Nasdaq National Market. However, we cannot assure you that the Series A convertible preferred stock will be approved for listing on the Nasdaq National Market, which would require, among other things, that the Series A convertible preferred stock comply with certain distribution requirements. In any event, we cannot assure you that an active trading market for the Series A convertible preferred stock will develop or, even if one develops, will be maintained. As a result, the ability to transfer or sell the Series A convertible preferred stock and any trading price of the Series A convertible preferred stock could be negatively affected.

The market value of the Series A convertible preferred stock could be substantially affected by various factors.

Whether or not the Series A convertible preferred stock is publicly traded, the share price of the Series A convertible preferred stock will depend on many factors, which may change from time to time, including:

•	prevailing interest rates, increases in which may have an adverse effect on the share price of the Series A convertible preferred stock;

•	the market for similar securities issued by REITs;

•	the number of holders of Series A convertible preferred stock;

•	general economic and financial market conditions; and

•	our financial condition, performance and prospects.

Our issuance of additional shares of preferred stock or debt securities, whether or not convertible, may reduce the market price for our shares of Series A convertible preferred stock.

We cannot predict the effect, if any, that future sales of our shares of preferred stock or debt securities, or the availability of our securities for future sale, will have on the market price of our securities, including our Series A convertible preferred stock. Sales of substantial amounts of our common stock or preferred stock or debt securities convertible into or exercisable or exchangeable for common stock in the public market or the perception that such sales might occur could reduce the market price of our Series A convertible preferred stock and the terms upon which we may obtain additional equity financing in the future.

You bear a risk of required sale if your shares are redeemed or sold as provided in the ownership limitations of our articles of incorporation.

Our articles of incorporation contain an ownership limitation, which prohibits both direct and indirect ownership of more than 9.9% of the outstanding shares of our common stock or 9.9% of any series of our preferred stock, including the Series A convertible preferred stock, by any person. You bear a risk of required sale if your shares are redeemed or sold as provided in the our articles of incorporation following a transfer or conversion of Series A convertible preferred stock that would cause you to own more than 9.9% of our Series A convertible preferred stock or 9.9% of our common stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Legislative or regulatory action could adversely affect purchasers of our Series A convertible preferred stock.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of the federal income tax laws applicable to investments similar to an investment in our Series A convertible preferred stock. Changes are likely to continue to occur in the future, and we cannot assure you that any of these changes will not adversely affect your taxation as a holder of Series A convertible preferred stock. Any of these changes could have an adverse effect on an investment in our Series A convertible preferred stock or on market value or resale potential. You are urged to consult with your own tax advisor with respect to the impact that recent legislation may have on your investment and the status of legislative, regulatory or administrative developments and proposals and their potential effect.

Our Series A convertible preferred stock has not been rated and is subordinated to existing and future debt; there are no restrictions on issuance of parity preferred stock.

The Series A convertible preferred stock has not been rated by any nationally recognized statistical rating organization. Furthermore, payment of amounts due on the Series A convertible preferred stock will be subordinated to all of our existing and future debt. In addition, we may issue additional Series A convertible preferred stock and/or shares of another class or series of preferred stock ranking on a parity with the Series A convertible preferred stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up. These factors may negatively affect the trading price of the Series A convertible preferred stock.

You should consider the United States federal income tax consequences of owning the Series A convertible preferred stock.

The principal U.S. federal income tax consequences of purchasing, owning and disposing of the Series A convertible preferred stock and any common stock received upon conversion are summarized under “Certain Federal Income Tax Considerations.” Certain of our actions may result in an adjustment to the conversion price that could cause you to be deemed to receive a taxable dividend subject to U.S. federal income tax without the receipt of any cash. If you are a non-U.S. holder (as defined in “Certain Federal Income Tax Considerations”), such deemed dividend may subject you to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Certain Federal Income Tax Considerations.”

If you hold Series A convertible preferred stock, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold Series A convertible preferred stock, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver common stock to you upon conversion of your Series A convertible preferred stock. For example, in the event that an amendment is proposed to our articles of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the delivery of common stock to you following a conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes with respect to our common stock.

The conversion price of the Series A convertible preferred stock may not be adjusted for all dilutive events.

The conversion rate of the Series A convertible preferred stock is subject to adjustments for certain events, including: the issuance of dividends payable in common stock; the issuance of certain rights or warrants entitling holders to subscribe for or purchase common stock below fair market value; subdivisions, combinations and reclassifications of our common stock; and distributions of capital stock, indebtedness or assets as described under “Description of Series A Convertible Preferred Stock—Conversion Price Adjustments.” The conversion price may not be adjusted for other events that may adversely affect the trading price of the Series A convertible preferred stock or the common stock into which such Series A convertible preferred stock may be convertible.

Dividends on the Series A convertible preferred stock are not guaranteed.

No dividends on the Series A convertible preferred stock will be authorized by our board of directors or paid or set apart for payment by us at such time as the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law. See “Risks Related to Our Company” and “Description of Series A Convertible Preferred Stock—Dividends.”

Risks Related to Our Company

Our failure to qualify as a REIT under the federal tax laws would result in adverse tax consequences.

We have operated and intend to continue to operate in a manner so as to qualify as a REIT for federal income tax purposes. However, the REIT qualification requirements are extremely complicated and interpretations of the federal income tax laws governing qualification as a REIT are limited. Accordingly, we cannot be certain that we have been or will continue to be successful in operating as a REIT. At any time, new laws, interpretations or court decisions may change the federal tax laws or the federal income tax consequences of qualification as a REIT.

If we fail to qualify as a REIT in any taxable year, we would be required to pay federal income tax on our taxable income and our taxable income would be computed without a dividends paid deduction. We might need to borrow money or sell assets in order to pay the tax. Our payment of income tax likely would substantially decrease the amounts available to be paid out to our shareholders. In addition, we no longer would be required to distribute substantially all of our taxable income to our shareholders. Unless our failure to qualify as a REIT is excused under the federal income tax laws, we could not re-elect REIT status until the fifth calendar year following the year in which we fail to qualify.

An economic recession and industry downturn could adversely affect our results of operations.

If new room supply outpaces demand, our operating margins may deteriorate and we may be unable to execute our business plan. In addition, if this trend continues, we may be unable to continue to meet our debt service obligations or to obtain necessary additional financing.

We have restrictive debt covenants that could adversely affect our ability to run our business.

We file quarterly loan compliance certificates with certain of our lenders. As of September 30, 2004, we requested and received a loan-to-value and a debt service ratio waiver with respect to a term loan with First National Bank of Omaha N.A. On February 17, 2005, the bank agreed to a covenant modification effective through September 30, 2006, providing for a lower loan-to-value ratio and debt service coverage ratio. We have been in compliance with all other loan covenants during 2005.

Weakness in the economy, and the lodging industry at large, may result in our non-compliance with our loan covenants. Such non-compliance with our covenants may result in our lenders restricting the use of our operating funds for capital improvements to our existing hotels, including improvements required by our franchise agreements. We cannot assure you that our loan covenants will permit us to maintain our historic business strategy.

Our restrictive debt covenants may jeopardize our tax status as a REIT.

To maintain our REIT tax status, we generally must distribute at least 90% of our taxable income annually. In addition, we are subject to a 4% non-deductible excise tax if the actual amount distributed to shareholders in a calendar year is less than a minimum amount specified under the federal income tax laws. We have previously announced a general dividend policy of paying out approximately 100% of annual REIT taxable income. In the event we do not comply with our debt service obligations, our lenders may limit our ability to make distributions to our shareholders, which could adversely affect our REIT tax status.

Our failure to have distributed the old Supertel Hospitality, Inc.’s earnings and profits may compromise our tax status.

At the end of any taxable year, a REIT may not have any accumulated earnings and profits (described generally for federal income tax purposes as cumulative undistributed net income) from a non-REIT corporation. In October 1999, our company and the old Supertel Hospitality, Inc. merged. We were the surviving entity in the merger and in May 2005 we changed our name to Supertel Hospitality, Inc. Prior to the effective time of the merger between our company and the old Supertel Hospitality, Inc., old Supertel paid a dividend to its stockholders of record in the amount of its then current and accumulated earnings and profits for federal income tax purposes. Accordingly, we should not have succeeded to any of the earnings and profits of the old Supertel. However, the determination of earnings and profits for federal income tax purposes is extremely complex and the old Supertel’s computations of its earnings and profits are not binding upon the Internal Revenue Service. Should the IRS successfully assert that the old Supertel’s earnings and profits were greater than the amount distributed by Supertel, we may fail to qualify as a REIT.

Our sale of assets acquired in a 1999 merger within ten years of the merger will result in tax.

In connection with our election to be taxed as a REIT, we have elected to be subject to the “built-in gain” rules. Under these rules, taxes may be payable at the time and to the extent that the net unrealized gains on assets acquired, which included hotels, in the October 1999 merger with the old Supertel Hospitality, Inc. are recognized in taxable dispositions of such assets in the subsequent ten-year period. This ten-year period expires October 2009. We recognized built-in gains taxes of $286,000 due to dispositions of five of those hotels in 2004.

Our debt service obligations could require us to liquidate our properties and may reduce cash available for distribution to our shareholders.

As of September 30, 2005, we had approximately $70.9 million of existing indebtedness with maturity dates ranging from 2006 to 2024. Approximately $12.8 million of principal was due in 2005 and $2.1 million is due in 2006. On January 13, 2005 we refinanced $10.5 million of the $12.8 million due in 2005. We cannot assure you that we will be able to re-finance or repay such debt when due or that the terms of any new debt financings will be as favorable to us as the terms of our existing debt financing.

Adverse economic conditions could result in higher interest rates and other unfavorable terms on our current and future borrowings. Higher interest rates could increase debt service requirements on floating rate debt and could reduce the amounts available for distribution to our shareholders. In the past, we have obtained, and may obtain in the future, one or more forms of interest rate protection in the form of swap agreements, interest rate cap contracts or similar agreements to “hedge” against the possible negative effects of interest rate fluctuations. However, we cannot assure you that any hedging will relieve the adverse effects of interest rate fluctuations.

In order to meet our debt service obligations, we may have to sell additional hotel investments, potentially at a loss or at times that prohibit us from achieving attractive returns. Failure to pay our indebtedness when due or failure to cure covenant defaults could result in higher interest rates during the period of such loan defaults, and could ultimately result in the loss of our hotels through lender foreclosure.

Our ability to make distributions to our shareholders is subject to fluctuations in our financial performance and operating results as well as capital improvement requirements.

In the event of downturns in our operating results and financial performance, or unanticipated capital improvements to our hotels, including capital improvements that may be required by our franchisors, we may need to reduce the amount of distributions to our shareholders. The amount and timing of distributions are in the sole discretion of our board of directors. We cannot assure you that we will be able to generate sufficient cash in order to fund future distributions or that any future distributions are likely to be at the same rate as our historical distributions.

Among the factors that could adversely affect our results of operations and our distributions to shareholders are decreased revenue per available room and reduced net operating profits or operating losses; increased debt service requirements, including those resulting from higher interest rates on our variable rate indebtedness; and capital expenditures at our hotels, including capital expenditures required by the franchisors of our hotels. Hotel revenue can decrease for a number of reasons, including increased competition from new hotel rooms and decreased demand for hotel rooms. These factors can reduce both occupancy and room rates at our hotels.

Our returns depend on management of our hotels by third parties.

In order to qualify as a REIT, we cannot operate any hotel or participate in the decisions affecting the daily operations of any hotel. Under the REIT Modernization Act of 1999, REITs are permitted to lease their hotels to wholly-owned lessees such as our wholly-owned subsidiaries TRS Leasing, Inc., TRS Subsidiary, LLC and SPPR TRS Subsidiary, LLC (we refer to the subsidiaries collectively as “TRS Lessee”). However, TRS Lessee may not operate the leased hotels and, therefore, must enter into management agreements with third-party eligible independent contractors to manage the hotels. Thus, an independent operator under a management agreement with TRS Lessee controls the daily operations of each of our hotels.

Under the terms of such management agreement, our ability to participate in operating decisions regarding the hotels is limited. We depend on Royal Host Management to adequately operate our hotels as provided in the management agreement. We do not have the authority to require any hotel to be operated in a particular manner or to govern any particular aspect of the daily operations of any hotel (for instance, setting room rates). Thus, even if we believe our hotels are being operated inefficiently or in a manner that does not result in satisfactory occupancy rates, revenue per available room and average daily rates, we may not be able to force Royal Host Management to change its method of operation of our hotels. We can only seek redress if Royal Host Management violates the terms of the management agreement with TRS Lessee, and then only to the extent of the remedies provided for under the terms of the management agreement. Additionally, in the event that we need to replace our management company, we may experience decreased occupancy and other significant disruptions at our hotels and in our operations generally.

Our ability to make distributions to our shareholders may be affected by factors in the hotel industry that are beyond our control.

Operating Risks.    Our hotels are subject to various operating risks found throughout the hotel industry. Many of these risks are beyond our control. These include, among other things, the following:

•	our hotels compete with other hotel properties in their respective geographic markets, and many of our competitors have substantially greater marketing and financial resources than we do;

•	over-building in our markets, which adversely affects occupancy and revenues at our hotels;

•	dependence on business and commercial travelers and tourism;

•	terrorist incidents which may deter travel;

•	increases in energy costs, airline fares and other expenses, which may affect travel patterns and reduce the number of business and commercial travelers and tourists; and

•	adverse effects of general, regional and local economic conditions.

These factors could adversely affect the amount of rent we receive from leasing our hotels and reduce the net operating profits of TRS Lessee, which in turn could adversely affect our ability to make distributions to our shareholders. Decreases in room revenues of our hotels will result in reduced operating profits for TRS Lessee and decreased lease revenues to our company under our current percentage leases with TRS Lessee.

Competition for Acquisitions.    We compete for investment opportunities with entities that have substantially greater financial resources than we do. These entities generally may be able to accept more risk than we can manage wisely. This competition may generally limit the number of suitable investment opportunities offered to us. This competition may also increase the bargaining power of property owners seeking to sell to us, making it more difficult for us to acquire new properties on attractive terms.

Seasonality of Hotel Business.    The hotel industry is seasonal in nature. Generally, occupancy rates and hotel revenues are greater in the second and third quarters than in the first and fourth quarters, with the exception of our hotels located in Florida. This seasonality can be expected to cause quarterly fluctuations in our lease revenues. Our quarterly earnings may be adversely affected by factors outside our control, including bad weather conditions and poor economic factors. As a result, we may have to enter into short-term borrowing in our first and fourth quarters in order to offset these fluctuations in revenues.

Investment Concentration in Particular Segments of Single Industry.    Our entire business is hotel-related. Our investment strategy is to acquire interests in limited service hotel properties. Therefore, a downturn in the hotel industry in general and the limited service segment in which we operate in particular will negatively impact our lease revenues and amounts available for distribution to our shareholders.

Capital Expenditures.    Our hotels have an ongoing need for renovations and other capital improvements, including replacements, from time to time, of furniture, fixtures and equipment. The franchisors of our hotels also require periodic capital improvements as a condition of keeping the franchise licenses. The costs of all of these capital improvements could adversely affect our financial condition and reduce the amounts available for distribution to our shareholders. These renovations may give rise to the following risks:

•	possible environmental problems;

•	construction cost overruns and delays;

•	a possible shortage of available cash to fund renovations and the related possibility that financing for these renovations may not be available to us on affordable terms; and

•	uncertainties as to market demand or a loss of market demand after renovations have begun.

For the nine months ended September 30, 2005 and twelve months ended December 31, 2004, we spent approximately $3.9 million and $3.9 million, respectively, for capital improvements to our hotels.

Investment risks in the real estate industry generally may adversely affect our ability to make distributions to our shareholders.

General Risks of Investing in Real Estate.    Our investments in hotels are subject to varying degrees of risk that generally arise from the ownership of real property. The underlying value of our real estate investments, and our income and ability to make distributions to our shareholders depends on maintaining or increasing room revenues and operating income of our hotels. Both income from our hotels and our ability to make distributions to our shareholders may be adversely affected by changes beyond our control, TRS Lessee’s control and the hotels’ managers’ control, including the following:

•	adverse changes in national and local economic and market conditions;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	the ongoing need for capital improvements, particularly in older structures;

•	changes in operating expenses;

•	civil unrest, acts of war and acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured and underinsured losses; and

•	the relative illiquidity of real estate investments.

Uninsured and Underinsured Losses.    We maintain comprehensive insurance on each of our hotels, including liability, fire and extended coverage of the type and amount we believe are customarily obtained for or by hotel owners. However, various types of catastrophic losses, like earthquakes, floods and wars, may not be insurable or may not be economically insurable. In the event of a substantial loss, our insurance coverage may not be able to cover the full current market value or replacement cost of our lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or renovate a hotel after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position on the damaged or destroyed property. If an uninsured loss occurs, we may lose both our invested capital and anticipated profits from the property. Our insurance premiums may increase significantly in the future, which may have a materially adverse impact on our cash flow. Furthermore, we may not be able to purchase policies in the future with coverage limits and deductibles similar to those purchased for the year 2005. Because it is impossible to determine what kind of policies will be available in the future and at what prices, we are unable to determine whether we will be able to maintain insurance coverage levels similar to those secured for 2005. Our real property insurance policies put into effect on December 31, 2004 include limited terrorism coverage, except for acts of war.

Increases in property taxes could adversely affect our cash flow.

Real and personal property taxes on our current and future hotel properties may increase as property tax rates change and as the properties are assessed or reassessed by taxing authorities. An increase in property taxes could have an adverse effect on our ability to make distributions to shareholders.

Increases in occupancy taxes and other local taxes could adversely affect our cash flow.

The cities and counties in which our hotels operate periodically attempt to increase their revenue by imposing additional local taxes, which may be assessed both on the room charges to our customers and on a per diem basis. Because of our negotiated room rates for some customers and market circumstances generally, we may not be able to fully pass on these charges to our customers, and so an increase in these taxes could have an adverse effect on our cash flow and our ability to make distributions to shareholders.

Operating our hotels under franchise agreements could adversely affect distributions to our shareholders.

All of our hotels operate under franchise agreements and we are subject to the risks of concentrating our hotel investments in several franchise brands. These risks include reductions in business following negative publicity related to one of our particular brands. Risks associated with our brands could adversely affect our lease revenues and the amounts available for distribution to our shareholders.

The maintenance of the franchise licenses for our hotels is subject to our franchisors’ operating standards and other terms and conditions. Our franchisors periodically inspect our hotels to ensure that we and TRS Lessee follow their standards. Failure to maintain these standards or other terms and conditions could result in a franchise license being canceled. As a condition of our continued holding of a franchise license, a franchisor could also possibly require us to make capital expenditures, even if we do not believe the capital improvements are necessary or desirable or will result in an acceptable return on our investment. Nonetheless, we may risk losing a franchise license if we do not make franchisor-required capital expenditures.

If a franchisor terminates the franchise license, we may try either to obtain a suitable replacement franchise or to operate the hotel without a franchise license. The loss of a franchise license could materially and adversely affect the operations or the underlying value of the hotel because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. As of September 30, 2005, TRS Lessee holds all of the franchise licenses for our hotels. Loss of a franchise license for one or more hotels could materially and adversely affect our revenues. This loss of revenues could, therefore, also adversely affect our cash available for distribution to shareholders.

Our inability to obtain financing could limit our growth.

We are required to distribute at least 90% of our REIT taxable income to our shareholders each year in order to continue to qualify as a REIT. Our debt service obligations and distribution requirements limit our ability to fund capital expenditures, acquisitions and hotel development through retained earnings. Our ability to grow through acquisitions or development of hotels will be limited if we cannot obtain debt or equity financing.

Neither our articles of incorporation nor our bylaws limit the amount of debt we can incur. Our board can implement and modify a debt limitation policy without shareholder approval. We cannot assure you that we will be able to obtain additional equity financing or debt financing or that we will be able to obtain any financing on favorable terms.

Noncompliance with governmental regulations could adversely affect our operating results.

Environmental Matters.    Our hotel properties are subject to various federal, state and local environmental laws. Under these laws, courts and government agencies have the authority to require the owner of a contaminated property to clean up the property, even if the owner did not know of or was not responsible for the contamination. These laws also apply to persons who owned a property at the time it became contaminated. In addition to the costs of cleanup, contamination can affect the value of a property and, therefore, an owner’s ability to borrow funds using the property as collateral. Under these environmental laws, courts and government agencies also have the authority to require that a person who sent waste to a waste disposal facility, like a landfill or an incinerator, pay for the clean-up of that facility if it becomes contaminated and threatens human health or the environment. Furthermore, court decisions have established that third parties may recover damages for injury caused by property contamination. For instance, a person exposed to asbestos while staying in a hotel may seek to recover damages if he suffers injury from the asbestos. Lastly, some of these environmental laws restrict the use of a property or place conditions on various activities at a property. One example is laws that require a business using chemicals to manage them carefully and to notify local officials that the chemicals are being used.

Our company could be responsible for the costs discussed above if it found itself in one or more of these situations. The costs to clean up a contaminated property, to defend against a claim, or to comply with environmental laws could be material and could affect the funds available for distribution to our shareholders. To determine whether any costs of this nature might be required, we commissioned Phase I environmental site assessments, or “ESAs” before we acquired our hotels, and in 2002, commissioned new ESAs for 32 of our hotels in conjunction with a refinancing of the debt obligations of those hotels. These studies typically included a review of historical information and a site visit, but not soil or groundwater testing. We obtained the ESAs to help us identify whether we might be responsible for cleanup costs or other costs in connection with our hotels. The ESAs on our hotels did not reveal any environmental conditions that are likely to have a material adverse effect on our business, assets, results of operations or liquidity. However, ESAs do not always identify all potential problems or environmental liabilities. Consequently, we may have material environmental liabilities of which we are unaware.

Americans with Disabilities Act and Other Changes in Governmental Rules and Regulations.    Under the Americans with Disabilities Act of 1990, or the “ADA,” all public accommodations must meet various federal requirements related to access and use by disabled persons. Compliance with the ADA’s requirements could require removal of access barriers and non-compliance could result in the U.S. government imposing fines or in private litigants obtaining damages. If we were required to make substantial modifications to our hotels, whether to comply with the ADA or other changes in governmental rules and regulations, our ability to make distributions to our shareholders and meet our other obligations could be adversely affected.

Mold claims could adversely affect our financial condition.    Public consciousness regarding mold has recently been elevated and if mold is detected in any of our hotels, we may be subject to adverse publicity, which could adversely affect our operations and financial results from that hotel. Such claims could require us to spend significant time and money in litigation or pay significant damages. In addition, we may be required to close all or portions of the affected hotel during mold remediation operations, which under certain conditions may be difficult to eradicate. We may be required to remove and replace moldy materials in the hotel, or perform extensive facility repairs, and the presence of mold in any hotel also could adversely impact the fair market value of that hotel.

Provisions of our articles of incorporation and Virginia law may limit the ability of a third party to acquire control of our company.

Ownership Limitation.    Our articles of incorporation provide that no person may directly or indirectly own more than 9.9% of our common stock or 9.9% of any series of our preferred stock. This may prevent an acquisition of control of our company by a third party without our board’s approval, even if our shareholders believe the change of control is in their interest.

Authority to Issue Preferred Stock.    Our articles of incorporation authorize our board to issue up to 10,000,000 shares of preferred stock and to establish the preferences and rights of any shares issued. The issuance of shares of preferred stock may have the effect of delaying or preventing a change in control of our company, including transactions at a premium over the market price of our capital stock, even if shareholders believe that a change of control is in their interest.

Virginia Anti-Takeover Statutes.    As a Virginia corporation, we are subject to various anti-takeover laws found in the Virginia Stock Corporation Act. These laws place restrictions and require compliance with various procedures designed to protect the shareholders of Virginia corporations against unfair or coercive mergers and acquisitions. These restrictions and procedural requirements may discourage takeover offers for, or changes in control of, our company, including transactions at a premium over the market price of our capital stock, even if shareholders believe that a change of control is in their interest.

Our ownership limitation may prevent you from engaging in certain transfers of our capital stock.

In order to maintain our REIT qualification, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the federal income tax laws to include various kinds of entities) during the last half of any taxable year. In addition, if any shareholder or group of related or affiliated shareholders of our lessee owns, actually or constructively, 10% or more of our stock, we likely would lose our REIT status. Our articles of incorporation contain the ownership limitation, which prohibits both direct and indirect ownership of more than 9.9% of the outstanding shares of our common stock or any series of our preferred stock by any person, subject to several exceptions. Generally, any shares of our capital stock owned by affiliated owners will be added together for purposes of the ownership limitation.

If anyone transfers shares in a way that would violate the ownership limitation or prevent us from continuing to qualify as a REIT under the federal income tax laws, we will consider the transfer to be null and void from the outset, and the intended transferee of those shares will be deemed never to have owned the shares.

Those shares instead will be transferred to a trust for the benefit of a charitable beneficiary and will be either redeemed by our company or sold to a person whose ownership of the shares will not violate the ownership limitation. Anyone who acquires shares in violation of the ownership limitation or the other restrictions on transfer in our articles of incorporation bears the risk that he will suffer a financial loss when the shares are redeemed or sold if the market price of our stock falls between the date of purchase and the date of redemption or sale.

We may not be able to complete development of new hotels on time or within budget.

We may develop hotel properties as suitable opportunities arise. New project development is subject to a number of risks that could cause increased costs or delays in our ability to generate revenue from any development hotel, reducing our cash available for distribution to shareholders. These risks include:

•	construction delays or cost overruns that may increase project costs;

•	competition for suitable development sites;

•	receipt of zoning, land use, building, construction, occupancy and other required governmental permits and authorizations; and

•	substantial development costs in connection with projects that are not completed.

We may not be able to complete the development of any projects we begin and, if completed, our development and construction activities may not be completed in a timely manner or within budget.

We may also rehabilitate hotels that we believe are underperforming. These rehabilitation projects will be subject to the same risks as development projects.

Hotels that we develop have no operating history and may not achieve levels of occupancy that result in levels of operating income that provide us with an attractive return on our investment.

The new hotels that we may develop have no operating history. These hotels, both during the start-up period and after they have stabilized, may not achieve anticipated levels of occupancy, average daily room rates, or gross operating margins, and could result in operating losses and reduce the amount of distributions to our shareholders.

Property ownership through joint ventures and partnerships could limit our control of those investments.

Joint ventures or partnerships involve risks not otherwise present for investments we make on our own. It is possible that our co-venturers or partners may have different interests or goals than we do at any time and that they may take actions contrary to our requests, policies or objectives, including our policy with respect to maintaining our qualification as a REIT. Other risks of joint venture investment include impasses on decisions, because no single co-venturer or partner has full control over the joint venture or partnership. Joint ventures may include other restrictions on us, including requirements that we provide the joint venture with the right of first offer or right of first refusal to acquire any new property we consider acquiring directly.

Our business could be disrupted if we need to find a new manager upon termination of an existing management agreement.

If Royal Host Management fails to materially comply with the terms of their management agreement, we have the right to terminate such management agreement. Upon termination, we would have to find another manager to manage the property. We cannot operate the hotels directly due to federal income tax restrictions. We cannot assure you that we would be able to find another manager or that, if another manager were found, we would be able to enter into a new management agreement favorable to us. Our franchisors may require us to make substantial capital improvements to the hotels prior to their approval, if required, of a new manager. There would be disruption during any change of hotel management that could adversely affect our operating results and our distributions to our shareholders.

If we decide to sell hotels, we may not be able to sell those hotels on favorable terms.

We have sold twenty-two hotels since 2002, ten in 2002, seven in 2003 and five in 2004. We have not sold any hotels in 2005. We may decide to sell additional hotels in the future. We may not be able to sell such hotels on favorable terms, and such hotels may be sold at a loss. As with acquisitions, we face competition for buyers of our hotel properties. Other sellers of hotels may have the financial resources to dispose of their hotels on unfavorable terms that we would be unable to accept. If we cannot find buyers for any properties that are designated for sale, we will not be able to implement our divestiture strategy. In the event that we cannot fully execute our divestiture strategy or realize the benefits therefrom, we will not be able to fully execute our growth strategy.

We depend on key personnel.

We depend on the efforts and expertise of our Chief Executive Officer and Chief Financial Officer to drive our day-to-day operations and strategic business direction. The loss of any of their services could have an adverse effect on our operations. Our ability to replace key individuals may be difficult because of the limited number of individuals with the breadth of skills and experience needed to excel in the hotel industry. There can be no assurance that we would be able to hire, train, retain or motivate such individuals.

USE OF PROCEEDS

The minimum net proceeds from this offering will be approximately $11,000,000, after deducting selling agent’s commissions of up to $600,000 and offering expenses payable by us of approximately $400,000. The maximum net proceeds from this offering will be approximately $23,750,000, after deducting selling agent’s commissions of approximately $850,000 and offering expenses payable by us of approximately $400,000. We will contribute all of the net proceeds to Supertel Limited Partnership, increasing our ownership of partnership interests in Supertel Limited Partnership from 94% to 95%, if the minimum number of shares are sold, or to 96%, if the maximum number of shares are sold. The partnership will use the net proceeds to reduce the debt under our revolving credit facility with Great Western Bank.

As of November 30, 2005, the outstanding debt under the revolving credit facility was $20,756,326. Our borrowings under the revolving credit facility bear interest at the prime rate, which was 7.0% on November 30, 2005. Interest payments are required to be paid monthly, and any outstanding principal of the revolving credit facility is due on January 13, 2007. We entered into the revolving credit facility with Great Western Bank on January 13, 2005, and the proceeds of our borrowing have been used to fund our general operating expenses and pay $5,399,705 of the purchase price for five IPOA hotels acquired on November 7, 2005. We borrowed an additional $2,957,000 from our revolving credit facility on November 30, 2005 to pay a portion of the purchase price of the sixth hotel from IPOA. After the application of the net proceeds, we will have additional borrowing capacity under the revolving credit facility for future acquisitions or development. We will use remaining net proceeds, if any, for working capital, capital expenditures and other general corporate purposes.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the nine months ended September 30, 2005, and for each of the last five fiscal years.

	Nine Months Ended September 30, 2005		Year Ended December 31
			2004	2004	2003	2002	2001	2000
	Pro Forma Consolidated	Historical Consolidated	Pro Forma Consolidated	Historical Consolidated
Ratio of earnings to combined fixed charges and preferred stock dividends	1.62	1.81	1.06	1.23	1.07	—	1.01	1.55

The earnings were insufficient to cover fixed charges by approximately $2 million for the fiscal year ended December 31, 2002. The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing earnings by the sum of fixed charges and dividends on preferred stock. “Fixed charges” consist of interest costs, whether expensed or capitalized, amortized premiums, discounts and capitalized expense related to indebtedness and an estimate of the interest within rental expense. For purposes of the pro forma ratio of earnings to fixed charges and preferred stock dividends for the nine months ended September 30, 2005 fixed charges have been reduced by $578,000, and for the year ended December 31, 2004 fixed charges have been reduced by $770,000, to reflect the reduction in interest cost resulting from the anticipated repayment of indebtedness from the minimum net proceeds of the offering of the Series A convertible preferred stock.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma consolidated financial data gives effect to our acquisition of six hotels from IPOA which occurred on November 7, 2005, and November 30, 2005 and to the issuance of 1,200,000 shares of the Series A convertible stock preferred stock, the minimum numbers of shares which we will issue pursuant to this offering if we issue any shares, by the application of the pro forma adjustments to our historical consolidated financial statements. The number of shares we issue is subject to change, since we may sell up to 2,500,000 shares in this offering. The total purchase price allocated to the acquired hotels is based on preliminary estimates and is also subject to change.

The pro forma consolidated balance sheet gives effect to the transactions as if the transactions had occurred on September 30, 2005. The pro forma consolidated statements of operations are presented as if the transactions had occurred on January 1, 2004. We are a self-administered real estate investment trust and the unaudited pro forma consolidated financial data is presented on the assumption that we distribute at least 90% of our taxable income to our shareholders and do not incur federal income tax liability for the periods presented. In the opinion of our management, all adjustments necessary to reflect the effects of these transactions have been made.

The unaudited pro forma consolidated financial data is presented for comparative purposes only and is not necessarily indicative of what would have been our actual consolidated financial position or results on the date and for the periods presented and does not purport to represent our future consolidated financial position or results. The unaudited pro forma consolidated financial data should be read in conjunction with, and is qualified in its entirety by our historical consolidated financial statements and notes incorporated by reference herein and the historical consolidated financial statements and notes of the acquired hotels included in this prospectus.

Supertel Hospitality, Inc. and Subsidiaries

Pro Forma Consolidated Balance Sheet (Unaudited)

(In thousands)

September 30, 2005

	Historical Supertel	Acquisitions Pro Forma Adjustments		Supertel After Acquisitions Pro Forma Consolidated	Preferred Stock Pro Forma Adjustments	Supertel Pro Forma Consolidated
ASSETS
Investments in hotel properties	$171,096	$32,340	[a]	$203,436	$—	$203,436
Less accumulated depreciation	53,999	—		$53,999	—	53,999

	117,097	32,340		149,437	—	149,437
Cash and cash equivalents	575	—		575	—	575
Accounts receivable	1,301	—		1,301	—	1,301
Prepaid expenses and other assets	1,890	—		1,890	—	1,890
Deferred financing costs, net	1,549	400	[b]	1,949	—	1,949

	$122,412	$32,740		$155,152	$—	$155,152

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Accounts payable, accrued expenses and other liabilities	$7,451	$—		$7,451	$—	$7,451
Long-term debt	70,902	32,740	[b]	103,642	(11,000)	92,642

	78,353	32,740		111,093	(11,000)	100,093

Minority interest in consolidated partnerships	3,595	—		3,595	—	3,595

SHAREHOLDERS’ EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; 1,200,000 shares pro forma outstanding	—	—		—	12	12
Preferred stock warrants	—	—		—	182	182
Common stock, $.01 par value, 25,000,000 shares authorized; 12,064,283 shares outstanding	121	—		121	—	121

Additional paid-in capital	51,626	—		51,626	10,806	62,432
Distributions in excess of retained earnings	(11,283)	—		(11,283)	—	(11,283)

	40,464	—		40,464	11,000	51,464

	$122,412	$32,740		$155,152	$—	$155,152

See accompanying notes to Pro Forma Consolidated Balance Sheet.

Notes to Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2005

(dollar amounts in thousands)

The acquisition of the six hotels is not contingent on the issuance of the Series A convertible preferred stock. The following notes provide information regarding the assumptions used for the pro forma adjustments for both the acquisition of the six hotels and the issuance of shares of Series A convertible preferred stock.

Acquisition

(a)	To reflect the acquisition of the six hotels from IPOA under the purchase method of accounting:

Purchase price for the six hotels of $32,309 less $169 of imputed interest from the 0% interest IPOA loan	$32,140
Estimated acquisition costs	200

Total	$32,340

(b)	The purchase of five hotels was funded, in part, by a $14,830 new long-term mortgage note payable. The note has monthly payments based on 25 year amortization with the balance due and payable on November 11, 2015, and a fixed interest rate of 5.97%. The purchase of the sixth hotel was funded, in part, by the assumption of an existing mortgage note on the hotel in the principal amount of $6,123 and receipt of a one-year interest-free loan from IPOA in the amount of $3,000 ($2,831 using an imputed 5.97% interest rate). The existing mortgage note on the sixth hotel was entered into in May 2002, has monthly payments based on a 20 year amortization rate, with the balance due and payable on June 1, 2012. As of November 1, 2005, the existing mortgage note bears interest of 7.41% and the interest rate per annum changes each month to a rate of interest equal to 3.32% above the one month average weekly yield for London Interbank Offered Rate (LIBOR).

The remainder of the purchase price for the five hotels of approximately $5,399 plus $200 of acquisition related costs and $400 of deferred financing costs was borrowed from the revolving credit facility with Great Western Bank. The remainder of the purchase price of $2,957 for the sixth hotel was borrowed from the same revolving credit facility. The revolving credit facility bears an interest rate equal to the national prime rate which was 7% at November 30, 2005.

In summary:
new mortgage note	$14,830
assumed mortgage note	6,123
seller note	2,831
borrowing from revolving credit facility:
purchase price	8,356
acquisition related costs	200
deferred financing costs	400

Total	$32,740

Preferred Stock Offering

(c)	Represents the estimated proceeds of the issuance of 1.2 million shares of Series A convertible preferred stock for $12,000. The estimated cost of the issuance of those shares and the related warrants of $1,182 is offset against additional paid-in capital.

In summary:
estimated gross proceeds	$12,000
estimated value of preferred stock warrants	182
estimated cost of issuance	(1,182)

net proceeds to be applied to debt	$11,000

issuance of 1,200,000 shares of preferred stock at $.01 par value	$12
issuance of preferred stock warrants	182
Additional paid-in capital of $11,988 less $1,182 of stock issuance costs	10,806

Total	$11,000

Supertel Hospitality, Inc. and Subsidiaries

Pro Forma Consolidated Statement of Operations (Unaudited)

(In thousands, except per share amounts)

For the Year Ended December 31, 2004

	Historical Supertel	Acquisitions Pro Forma Adjustments		Supertel After Acquisitions Pro Forma Consolidated	Preferred Stock Pro Forma Adjustments	Supertel Pro Forma Consolidated
REVENUES
Room rentals and other hotel services	$57,634	$10,644	[a]	$68,278	$—	$68,278
Other	175	—		175	—	175

	57,809	10,644		68,453	—	68,453

EXPENSES
Hotel and property operations	41,242	7,101	[a]	48,343	—	48,343
Depreciation and amortization	6,418	1,146	[b]	7,564	—	7,564
General and administrative	2,134			2,134	—	2,134
Termination and relocation costs	1,169	—		1,169	—	1,169

	50,963	8,247		59,210	—	59,210

EARNINGS FROM CONTINUING OPERATIONS BEFORE NET GAINS (LOSSES) ON DISPOSITIONS OF ASSETS, MINORITY INTEREST AND INTEREST EXPENSE	6,846	2,397		9,243	—	9,243
Net gains (losses) on dispositions of assets	(12)	—		(12)	—	(12)
Interest expense	(5,559)	(2,153)[c]		(7,712)	770 [d]	(6,942)
Minority interest	(218)	—		(218)	—	(218)

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,057	244		1,301	770	2,071
Income tax expense (benefit)	(242)	—		(242)	—	(242)

EARNINGS FROM CONTINUING OPERATIONS	1,299	244		1,543	770	2,313
Earnings from discontinued operations-net of income taxes	678	—		678	—	678

NET EARNINGS	1,977	244		2,221	770	2,991
Dividends to preferred shareholders	—	—		—	(960)[e]	(960)

Net earnings available to common shareholders	$1,977	$244		$2,221	$(190)	$2,031

Weighted average shares outstanding	12,054			12,054		12,054

Net earnings per share	$0.16			$0.18		$0.17

Reconciliation of net earnings to FFO (f)
Net earnings available to common shareholders	$1,977			$2,221		$2,031
Depreciation	6,488			7,634		7,634
(Gains) losses on disposition of real estate assets	(733)			(733)		(733)

FFO (f)	$7,732			$9,122		$8,932

FFO per basic share	$0.64			$0.76		$0.74

FFO per diluted share	$0.64			$0.76		$0.70

See accompanying notes to Pro Forma Consolidated Statement of Operations.

Supertel Hospitality, Inc. and Subsidiaries

Pro Forma Consolidated Statement of Operations (Unaudited)

(In thousands, except per share amounts)

For the Nine Months Ended September 30, 2005

	Historical Supertel	Acquisitions Pro Forma Adjustments		Supertel After Acquisitions Pro Forma Consolidated	Preferred Stock Pro Forma Adjustments	Supertel Pro Forma Consolidated
REVENUES
Room rentals and other hotel services	$45,679	$8,142	[a]	$53,821	—	$53,821
Other	127	—		127	—	127

	45,806	8,142		53,948	—	53,948

EXPENSES
Hotel and property operations	31,336	5,506	[a]	36,842	—	36,842
Depreciation and amortization	4,982	859	[b]	5,841	—	5,841
General and administrative	1,825	—		1,825	—	1,825

	38,143	6,365		44,508	—	44,508

EARNINGS FROM CONTINUING OPERATIONS BEFORE NET GAINS (LOSSES) ON DISPOSITIONS OF ASSETS, MINORITY INTEREST AND INTEREST EXPENSE	7,663	1,777		9,440	—	9,440
Net gains (losses) on dispositions of assets	1	—		1	—	1
Interest expense	(4,245)	(1,615)[c]		(5,860)	578 [d]	(5,282)
Minority interest	(181)	—		(181)	—	(181)

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	3,238	162		3,400	578	3,978
Income tax expense (benefit)	235	—		235	—	235

EARNINGS FROM CONTINUING OPERATIONS	3,003	162		3,165	578	3,743

NET EARNINGS	3,003	162		3,165	578	3,743
Dividends to preferred shareholders	—	—		—	(720)[e]	(720)
Net earnings available to common shareholders	$3,003	$162		$3,165	$(142)	$3,023

Weighted average shares outstanding	12,062			12,062		12,062
Net earnings per share	$0.25			$0.26		$0.25
Reconciliation of net earnings to FFO (f)
Net earnings available to common shareholders	$3,003			$3,165		$3,023
Depreciation	4,982			5,841		5,841
(Gains) losses on dispositions of real estate assets	(1)			(1)		(1)

FFO (f)	$7,984			$9,005		$8,863

FFO per basic share	$0.66			$0.75		$0.73

FFO per diluted share	$0.66			$0.75		$0.68

See accompanying notes to Pro Forma Consolidated Statement of Operations.

Notes to Unaudited Pro Forma Consolidated Statements of Operations

for the Year Ended December 31, 2004 and Nine Months Ended September 30, 2005

(dollar amounts in thousands, except per share amounts)

The acquisition of the six hotels is not contingent on the issuance of the Series A convertible preferred stock. The following notes provide information regarding the assumptions used for the pro forma adjustments for both the acquisition of the six hotels and the issuance of shares of Series A convertible preferred stock.

(a)	To reflect operations of the six hotels using the audited historical financial statements for the hotels for the year ended December 31, 2004 and nine months ended September 30, 2005 and adjusting those numbers for specific verifiable and continuing changes in operating expenses.

	December 31, 2004				September 30, 2005
	Historical	Adjustments		Pro Forma Adjustments	Historical	Adjustments		Pro Forma Adjustments
Room rentals and other hotel services	$10,644	$—		$10,644	$8,142	$—		$8,142

Hotel and property operations	$7,431	(194	)(i)		$5,690	(87	)(i)

		(163	)(ii)			(117	)(ii)
		27	(iii)	$7,101		20	(iii)	$5,506

(i)	To reflect cost reductions resulting from the terms of our agreement with Royal Host Management which will eliminate the cost of an excess administration position and reduce the cost of the management fee to 4% for these properties.
(ii)	The company obtained insurance coverage for the six hotels which cost less than that previously charged to the properties by the seller.
(iii)	To increase the cost of the franchise fees by .25% in accordance with newly executed franchise agreements.
(b)	To reflect pro forma depreciation and amortization based on the depreciable basis of the company’s acquisition cost assuming asset lives of 39 years for buildings and five years for furniture, fixtures and equipment.

(c)	To reflect interest expense including amortization of deferred financing cost related to a $14,830 long-term mortgage note payable, at 5.97% per annum, $6,123 of assumed mortgage note payable at 7.41% per annum, $3,000 of an interest-free seller note ($2,831 using an inputed interest rate of 5.97%) and $8,956 of borrowings from the company’s revolving credit facility, at 7% per annum.

If the variable rates of the mortgages and revolving credit facility were to increase by 1/8%, the annual fluctuation of interest expense would be $17.

(d)	To reflect the decrease in interest expense by applying the net proceeds of $11,000 to reduce borrowings from the company’s revolving credit facility, bearing an interest rate of 7.00%.

(e)	To reflect the impact of paying an 8% preferred stock dividend on 1.2 million shares of Series A convertible preferred stock with a liquidation preference of $10 per share.

(f)

Funds from operations, or FFO, is a non-GAAP financial measure. The company considers FFO to be a market accepted measure of operating performance of an equity real estate investment trust that is necessary, along with net earnings, for an understanding of the company’s operating results. FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net income computed in accordance with generally accepted accounting principles in the United States of America (“GAAP”), excluding gains (or losses) from sales of real estate, plus depreciation and amortization of real estate assets. The company believes its method of calculating FFO complies with the NAREIT definition. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an

Notes to Unaudited Pro Forma Consolidated Statements of Operations

for the Year Ended December 31, 2004 and Nine Months Ended September 30, 2005—Continued

(dollar amounts in thousands, except per share amounts)

indicator of the company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to pay dividends or make distributions. All real estate investment trusts do not calculate FFO in the same manner; therefore, the company’s calculation may not be the same as the calculation of FFO for similar real estate investment trusts.

The company uses FFO as a performance measure to facilitate a periodic evaluation of its operating results relative to those of its peers, who, like Supertel Hospitality, Inc., are typically members of NAREIT. The company considers FFO a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the company believes that FFO provides a meaningful indication of our performance.

To reflect the probable weighted average number of shares of outstanding common stock assuming conversion of the 1,200,000 shares of the Series A convertible preferred stock for 2,100,000 shares of common stock. The weighted average shares with dilution of the preferred stock would be 14,154,000 at December 31, 2004 and 14,162,000 at September 30, 2005.

CAPITALIZATION

The following table sets forth our total capitalization on a consolidated basis at September 30, 2005 and on a pro forma basis to give effect to the acquisition of the six hotels from IPOA in November 2005, and to give effect to the sale of the minimum and maximum offering of the shares of Series A convertible preferred stock at a public offering price of $10.00 per share and to reflect the application of the proceeds after deducting the estimated selling agent’s commission and our estimated offering expenses. The following table should be read in conjunction with our consolidated financial statements, including the notes, incorporated by reference in this prospectus, and the unaudited pro forma information included elsewhere in this prospectus.

	As of September 30, 2005 (in thousands)
	Historical	Minimum Offering		Maximum Offering
Accounts payable, accrued expenses and other liabilities	$7,451	$7,451		$7,451

Long-term debt	70,902	92,642	(a)(b)	79,892	(a)(c)

Minority interest in consolidated partnerships	3,595	3,595		3,595

Shareholder’s Equity
Preferred stock, $.01 par value	—	12	(b)	25	(c)
Preferred stock warrants	—	182		304
Common stock, $.01 par value	121	121		121
Additional paid-in capital	51,626	62,432	(b)	75,047	(c)
Distributions in excess of retained earnings	(11,283)	(11,283)		(11,283)

Capitalization	$122,412	$155,152		$155,152

(a)	Adjusted for an aggregate of $32,740 of additional debt incurred in the acquisition of six hotels from IPOA. See the notes to the “Unaudited Pro Forma Consolidated Financial Data.”
(b)	Adjusted for expected minimum net proceeds of $11,000 from the offering of the Series A convertible preferred stock. See “Use of Proceeds.”
(c)	Adjusted for expected maximum net proceeds of $23,750 from the offering of the Series A convertible preferred stock. See “Use of Proceeds.”

DESCRIPTION OF SERIES A CONVERTIBLE PREFERRED STOCK

The following summary of the material terms and provisions of the Series A convertible preferred stock does not purport to be complete and is qualified in its entirety by reference to the articles of amendment setting forth the terms of the Series A convertible preferred stock, our articles of incorporation and our bylaws. We urge you to read these documents because they, not this description, define your rights as a holder of the Series A convertible preferred stock. The documents that we refer you to are filed as exhibits to the registration statement that includes this prospectus. You may also request copies of the documents at our address set forth under the heading “Where You Can Find More Information.”

General

Under our articles of incorporation, we have authority to issue up to 10,000,000 shares of preferred stock, $.01 par value per share. Our board of directors may issue the preferred stock from time to time, in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions as may be fixed by the board of directors.

Prior to the closing of this offering, our board of directors will adopt articles of amendment to our articles of incorporation establishing the number and fixing the terms, designations, powers, preferences, rights, limitations and restrictions of a series of our preferred stock classified as Series A Convertible Preferred Stock. Our board of directors has authorized 2,500,000 shares of Series A convertible preferred stock to be issued in this offering. As of the date of this prospectus, no other class or series of preferred stock is issued and outstanding.

Maturity

The Series A convertible preferred stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

Rank

The Series A convertible preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank (i) senior to our common stock, (ii) senior to all classes or series of preferred stock issued by us and ranking junior to the Series A convertible preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up, (iii) on a parity with all classes or series of preferred stock issued by us and ranking on a parity with the Series A convertible preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up and (iv) junior to all of our existing and future indebtedness.

Dividends

Holders of Series A convertible preferred stock are entitled to receive, when and as authorized by our board of directors, or a duly authorized committee thereof, and declared by us out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 8% per year of the $10.00 liquidation preference per share (equivalent to a fixed annual amount of $.80 per share).

Dividends on the Series A convertible preferred stock shall be cumulative from the date of original issue and shall be payable in arrears on the last day of each month, or, if not a business day, the next succeeding business day (each, a “Dividend Payment Date”). The first dividend will be paid on January 31, 2006 with respect to the period commencing on the date of issue and ending January 31, 2006. Any dividend payable on the Series A convertible preferred stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our share records at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Dividend Payment Date occurs or such other date designated by our board of directors for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).

No dividends on the Series A convertible preferred stock shall be authorized by our board of directors or paid or set apart for payment by us at such time as the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

Notwithstanding the foregoing, dividends on the Series A convertible preferred stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends, whether or not such dividends are declared and whether or not such dividends are prohibited by agreement. Accrued but unpaid dividends on the Series A convertible preferred stock will accumulate and earn additional dividends at 8%, compounded monthly. Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any other class or series of preferred stock ranking, as to dividends, on a parity with or junior to the Series A convertible preferred stock (other than a dividend payable in capital stock ranking junior to the Series A convertible preferred stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series A convertible preferred stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A convertible preferred stock and the shares of any other class or series of preferred stock ranking on a parity as to dividends with the Series A convertible preferred stock, all dividends declared upon the Series A convertible preferred stock and any other class or series of preferred stock ranking on a parity as to dividends with the Series A convertible preferred stock shall be declared pro rata so that the amount of dividends declared per share of Series A convertible preferred stock and such other class or series of preferred stock, shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A convertible preferred stock and such other class or series of preferred stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other.

Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A convertible preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than a dividend payable in capital stock ranking junior to the Series A convertible preferred stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the common stock, or any other class or series of capital stock ranking junior to or on a parity with the Series A convertible preferred stock as to dividends or upon liquidation, nor shall any common stock, or any other class or series of capital stock ranking junior to or on a parity with the Series A convertible preferred stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for any other class or series of capital stock ranking junior to the Series A convertible preferred stock as to dividends and upon liquidation or redemption for the purpose of preserving our qualification as a REIT). Holders of Series A convertible preferred stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A convertible preferred stock as provided above. Any dividend payment made on the Series A convertible preferred stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

Liquidation Preference

Upon our voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Series A convertible preferred stock are entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference of $10.00 per share in cash or property at its fair market value as determined by our board of directors, plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of common stock or any other class or series of capital stock that ranks junior to the Series A convertible preferred stock as to liquidation rights. After payment of the full amount of the liquidation preference, plus any accrued and unpaid dividends to which they are entitled, the holders of Series A convertible preferred stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into us, the sale, lease or conveyance of all or substantially all of our property or business or a statutory share exchange, shall not be deemed to constitute our liquidation, dissolution or winding up, unless our liquidation, dissolution or winding up is effected in connection with, or as a step in a series of transactions by which a consolidation or merger of our company is effected.

In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of our shares of capital stock or otherwise is permitted under Virginia law, no effect shall be given to amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of capital stock whose preferential rights upon distribution are superior to those receiving the distribution.

Conversion

The Series A convertible preferred stock is convertible, in whole or in part, at any time, at the option of the holders thereof, into authorized but previously unissued common stock at a conversion price of $5.66 per share of common stock (equivalent to a conversion rate of 1.77 shares of common stock for each share of Series A convertible preferred stock), subject to adjustment as described below, which we refer to as the “Conversion Price”. The right to convert Series A convertible preferred stock called for redemption will terminate at the close of business on the business day prior to the redemption date. For information as to notices of redemption, see “—Redemption” below. See “Description of Capital Stock” in this prospectus for a description of our common stock.

The conversion rights of the holders of the Series A convertible preferred stock are subject to cancellation by us on or after December 31, 2008 if, for at least 20 trading days within any period of 30 consecutive trading days, the closing price of our common stock on the Nasdaq National Market exceeds $7.36. Following the occurrence of any such event, we may, at our option, provide notice to the respective holders of record of the Series A convertible preferred stock at their respective addresses as they appear on our share transfer records, via first class mail, specifying a date upon which each such holder’s conversion rights will be deemed cancelled. The cancellation date specified in the notice will be more than 30 days, but less than 60 days, after the notice is mailed. The right to convert Series A convertible preferred stock for which any such conversion cancellation notice has been issued will terminate at the close of business on the business day prior to the cancellation date specified in the notice.

Conversion of Series A convertible preferred stock or a specified portion thereof, may be effected by delivering certificates evidencing such shares, together with written notice of conversion and a proper assignment of such certificate to us or in blank, to the office or agency to be maintained by us for that purpose. Currently, such office is Wachovia Bank, N.A., Shareholder Services Administration, 1525 W. WT Harris Blvd., Charlotte, North Carolina 28288-1153, the transfer agent, registrar, dividend disbursing agent, conversion agent and redemption agent for the Series A convertible preferred stock.

Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series A convertible preferred stock shall have been surrendered and notice shall have been received by us as described above (and if applicable, payment of any amount equal to the dividend payable on such shares shall have been received by us as described below) and the conversion shall be at the Conversion Price in effect at such time and on such date.

Holders of Series A convertible preferred stock who convert their Series A convertible preferred stock will not be entitled to, nor will the conversion rate be adjusted for, any accumulated and unpaid dividends, whether or not in arrears, or for dividends on the common stock issued upon such conversion. Holders of Series A convertible preferred stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such Dividend Record Date and prior to such Dividend Payment Date. However, Series A convertible preferred stock surrendered for conversion during the period between the close of business on any Dividend Record Date and ending with the opening of business on the corresponding Dividend Payment Date (except shares converted after the issuance of a notice of redemption with respect to a redemption date during such period or coinciding with such Dividend Payment Date, which will be entitled to such dividend) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of Series A convertible preferred stock on a Dividend Record Date who (or whose transferee) tenders any such shares for conversion into common stock on such Dividend Payment Date will receive the dividend payable by us on such Series A convertible preferred stock on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of Series A convertible preferred stock for conversion.

Fractional shares of common stock will not be issued upon conversion but, in lieu thereof, we will pay a cash adjustment based on the closing price of the common stock on the trading day immediately preceding the conversion date.

Conversion Price Adjustments

The Conversion Price is subject to adjustment (in accordance with formulas set forth in the articles of amendment setting forth the terms of the Series A convertible preferred stock) upon certain events, including (i) the payment of dividends (and other distributions) payable in common stock on any class or series of capital stock, (ii) the issuance to all holders of common stock of certain rights or warrants entitling them to subscribe for or purchase common stock at a price per share less than the fair market value (as defined in the articles of amendment setting forth the terms of the Series A convertible preferred stock) per share of common stock, (iii) subdivisions, combinations and reclassifications of common stock and (iv) distributions to all holders of common stock of any shares of stock (excluding common stock) or evidence of our indebtedness or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to in clause (i), (ii) or (iii) above and dividends and distributions paid in cash). In addition to the foregoing adjustments, we will be permitted to make such reduction in the Conversion Price as our board of directors considers to be advisable in order that any event treated for federal income tax purposes as a dividend of shares or share rights will not be taxable to the holders of our common stock or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event. See “Certain Federal Income Tax Considerations—Deemed Dividends on Preferred Stock” for a discussion of the federal income tax consequences of a Conversion Price adjustment.

In case we shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of our common stock or sale of all or substantially all of our assets), in each case as a result of which shares of common stock will be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series A convertible preferred stock, if convertible after the consummation of the transaction, will thereafter be convertible into the kind and amount of capital stock, securities and other property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares of common stock or fraction thereof into which one share of Series A convertible preferred stock was convertible immediately prior to such transaction (assuming such holder of common stock failed to exercise any rights of election and received per share of common stock the kind and amount of capital stock, securities or other property received per share of common stock by a plurality of non-electing shares of common stock). We may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

No adjustment of the Conversion Price is required to be made unless such adjustment would require a cumulative increase or decrease of at least 1% or more of the Conversion Price. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments; provided, however, that any such adjustments will be made not later than such time as may be required to preserve the tax-free nature of a distribution to the holders of our common stock. The Conversion Price will not be adjusted:

•	upon the issuance of any common stock or rights to acquire common stock pursuant to any present or future employee, director or consultant incentive or benefit plan or program for us or any of our subsidiaries;

•	upon the issuance of any common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any plan;

•	for a change in the par value of our common stock; or

•	for accumulated and unpaid dividends.

Redemption

The Series A convertible preferred stock is not redeemable prior to January 1, 2009, except in certain limited circumstances relating to the maintenance of our ability to qualify as a REIT as described in “—Restrictions on Ownership and Transfer.” In the event we issue a conversion cancellation notice as described in “—Conversion”, on and after January 1, 2009, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A convertible preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $10.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest. Otherwise, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A convertible preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of:

•	$10.80 per share on or after January 1, 2009;

•	$10.40 per share on or after January 1, 2010; and

•	$10.00 per share on or after January 1, 2011,

plus, in each case, all accrued and unpaid dividends thereon to the date fixed for redemption, without interest. No Series A convertible preferred stock may be redeemed except with assets legally available for the payment of the redemption price.

If notice of redemption of any Series A convertible preferred stock has been given and if the funds necessary for such redemption have been set aside, separate and apart from other funds, by us in trust for the pro rata benefit of the holders of any Series A convertible preferred stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Series A convertible preferred stock, such Series A convertible preferred stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series A convertible preferred stock is to be redeemed, the Series A convertible preferred stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by us.

Unless full cumulative dividends on all Series A convertible preferred stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series A convertible preferred stock shall be redeemed unless all outstanding Series A convertible preferred stock is simultaneously redeemed and we shall not purchase or otherwise acquire, directly or indirectly, any Series A convertible preferred stock (except by exchange for any other class or series of capital stock ranking junior to the Series A convertible preferred stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by us of Series A convertible preferred stock as described in “—Restrictions on Ownership and Transfer” and “Description of Capital Stock” in this prospectus in order to ensure that we continue to meet the requirements for qualification as a REIT, or the purchase or acquisition of Series A convertible preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A convertible preferred stock. So long as no dividends are in arrears, we shall be entitled at any time and from time to time to repurchase Series A convertible preferred stock in open-market transactions duly authorized by our board of directors and effected in compliance with applicable laws.

Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by us, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A convertible preferred stock to be redeemed at their respective addresses as they appear on our share transfer records. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A convertible preferred stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A convertible preferred stock to be redeemed; and (iv) the place or places where the Series A convertible preferred stock is to be surrendered for payment of the redemption price.

Immediately prior to any redemption of Series A convertible preferred stock, we shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A convertible preferred stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

The Series A convertible preferred stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to ensure that we continue to meet the requirements for qualification as a REIT, the Series A convertible preferred stock will be subject to provisions of our articles of incorporation, under which Series A convertible preferred stock owned by a shareholder in excess of the ownership limits discussed under “—Restrictions on Ownership and Transfer” and “Description of Capital Stock” in this prospectus will be transferred to a charitable trust and may be purchased by us under certain circumstances.

All Series A convertible preferred stock redeemed shall be retired and shall be reclassified as authorized and unissued preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.

Voting Rights

Holders of the Series A convertible preferred stock will not have any voting rights, except as set forth below.

Whenever dividends on any Series A convertible preferred stock are in arrears for six consecutive months or nine months (whether or not consecutive) in any twelve month period (a “Preferred Dividend Default”), the number of directors then constituting our board of directors shall increase by two (if not already increased by reason of a similar arrearage with respect to any Parity Preferred (as hereinafter defined)), and the holders of such Series A convertible preferred stock (voting separately as a class with all other classes or series of preferred stock ranking on a parity with the Series A convertible preferred stock as to dividends or upon liquidation (and upon which like voting rights have been conferred and are exercisable (“Parity Preferred”)) will be entitled to vote separately as a class, in order to fill the vacancies thereby created, for the election of a total of two additional directors (the “Preferred Stock Directors”) at a special meeting called by the holders of record of at least 20% of the Series A convertible preferred stock or the holders of record of at least 20% of any series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting at which a Preferred Stock Director is to be elected until up to twelve months after all dividends accumulated on such Series A convertible preferred stock and Parity Preferred for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In the event our directors are divided into classes, each such vacancy shall be apportioned among the classes of directors to prevent stacking in any one class and to ensure that the number of directors in each of the classes of directors are as equal as possible. Within twelve months after all accumulated dividends and the dividend for the then current dividend period on the Series A convertible preferred stock shall have been paid in full and set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or declared and set aside for payment in full on the Series A convertible preferred stock and all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate within twelve months thereafter and the number of directors then constituting our board of directors shall decrease accordingly. Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A convertible preferred stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A convertible preferred stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

So long as any shares of Series A convertible preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of Series A convertible preferred stock entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the Series A convertible preferred stock, given in person or by proxy, either in writing or at a meeting (voting together as a class):

•	amend, alter or repeal the provisions of the articles of amendment setting forth the terms of the Series A convertible preferred stock or our articles of incorporation, whether by merger, consolidation or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A convertible preferred stock or the holders thereof; or

•	authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital stock or rights to subscribe to or acquire any class or series of capital stock or any class or series of capital stock convertible into any class or series of capital stock, in each case ranking senior to the Series A convertible preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any shares of capital stock into any such shares;

provided, however, that with respect to the occurrence of any Event set forth above, so long as the Series A convertible preferred stock (or any equivalent class or series of stock or shares issued by the surviving corporation, trust or other entity in any merger or consolidation to which we became a party) remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A convertible preferred stock; and provided, further, that (i) any increase in the amount of the authorized preferred stock or the creation or issuance of any other class or series of preferred stock, (ii) any increase in the amount of the authorized shares of such series, in each case ranking on a parity with or junior to the Series A convertible preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or (iii) any merger or consolidation in which we are not the surviving entity if, as a result of the merger or consolidation, the holders of Series A convertible preferred stock receive cash in the amount of the liquidation preference in exchange for each of their shares of Series A convertible preferred stock, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

With respect to the foregoing voting privileges, each share of Series A convertible preferred stock shall have one vote per share, except that when any other class or series of capital stock shall have the right to vote with the Series A convertible preferred stock as a single class, then the Series A convertible preferred stock and such other class or series of capital stock will each have one vote per $10.00 of liquidation preference.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A convertible preferred stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

Except as expressly stated in the articles of amendment setting forth the terms of the Series A convertible preferred stock, the Series A convertible preferred stock will not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders thereof shall not be required for the taking of any corporate action, including but not limited to, any merger or consolidation involving us or a sale of all or substantially all of our assets, irrespective of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the Series A convertible preferred stock.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Internal Revenue Code, our outstanding capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). Because our board of directors believes it is at present essential for us to qualify as a REIT, our articles of incorporation, subject to certain exceptions, contain restrictions on the number of shares of common stock and preferred stock that a person may own. Our articles of incorporation provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.9% of (i) our outstanding shares of common stock or (ii) any series of our outstanding shares of preferred stock. Shares owned in excess of such limits shall be transferred to a charitable trust pursuant to our articles of incorporation, in which case the holder will lose certain ownership rights with respect to such shares and we will have the right to purchase such shares.

No Preemptive Rights

No holder of Series A convertible preferred stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued preferred stock (whether now or hereafter authorized) or our securities convertible into or carrying a right to subscribe to or acquire our capital stock.

DESCRIPTION OF CAPITAL STOCK

General

Our articles of incorporation provide that we may issue up to 35,000,000 shares of capital stock, consisting of 25,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. As of the date of this prospectus, 12,064,283 shares of common stock were issued and outstanding, 372,195 shares of common stock were reserved for issuance on redemption of units of limited partnership interest in Supertel Limited Partnership and no preferred stock was issued and outstanding.

Common Stock

Subject to the preferential rights of any other shares or series of shares of capital stock, holders of our common stock are entitled to receive dividends if and when authorized and declared by the board of directors out of assets legally available therefore and to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all of our known debts and liabilities.

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors and, except as otherwise required by law or except as provided with respect to any other class or series of shares of capital stock, the common shareholders possess the exclusive voting power. There is no cumulative voting in the election of directors, which means in all elections of directors, each common shareholder has the right to cast one vote for each share of stock for each candidate.

Preferred Stock

Our articles of incorporation permit the board of directors to authorize the issuance of shares of preferred stock from time to time, in one or more series. The board of directors may grant the holders of any series or class of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of common shareholders. The board of directors could authorize the issuance of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of some, or a majority, of the shares of common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares of common stock over the then current market price of shares of common stock. As of the date hereof, no shares of our preferred stock are outstanding.

Restrictions on Ownership and Transfer

Our articles of incorporation establish certain restrictions on the original issuance and transfer of shares of our common stock.

Subject to certain exceptions described below, our articles provide that no person may own, or be deemed to own by virtue of the attribution provisions of the federal income tax laws and the federal securities laws, more than 9.9% of:

•	the number of outstanding shares of our common stock, or

•	the number of outstanding shares of our preferred stock of any class or series of preferred stock.

Our articles provide that, subject to the exceptions described below, any transfer of common or preferred stock that would:

•	result in any person owning, directly or indirectly, shares of our common or preferred stock in excess of 9.9% of the outstanding shares of common stock or any class or series of preferred stock,

•	result in our common and preferred stock being owned by fewer than 100 persons, determined without reference to any rules of attribution,

•	result in our company being “closely held” under the federal income tax laws, or

•	cause our company to own, actually or constructively, ten percent or more of the ownership interests in a tenant of its real property, under the federal income tax laws,

will be null and void and the intended transferee will acquire no rights in those shares of stock. In addition, the shares to be transferred will be designated as shares-in-trust and transferred automatically to a trust effective on the day before the purported transfer. The record holder of the shares that are designated as shares-in-trust, or the prohibited owner, will be required to submit the shares to us for registration in the name of the trust. We will designate the trustee, but the trustee may not be affiliated with us. The beneficiary of the trust will be one or more charitable organizations that we name.

Shares-in-trust will remain shares of issued and outstanding common stock or preferred stock and will be entitled to the same rights and privileges as all other stock of the same class or series. The trust will receive all dividends and distributions on the shares-in-trust and will hold the dividends or distributions in trust for the benefit of the beneficiary. The trust will vote all shares-in-trust. The trust will designate a permitted transferee of the shares-in-trust, provided that the permitted transferee purchases the shares-in-trust for valuable consideration and acquires the shares-in-trust without the acquisition resulting in a transfer to another trust.

Our articles require that the prohibited owner of shares-in-trust pay the trust the amount of any dividends or distributions received by the prohibited owner that are attributable to any shares-in-trust if the record date of the distribution was on or after the date that the shares of stock became shares-in-trust. The trust will pay the prohibited owner the lesser of:

•	the price per share that the prohibited owner paid for the shares of common stock or preferred stock that were designated as shares-in-trust, or, in the case of a gift or devise, the market price per share on the date of such transfer, or

•	the price per share received by the trust from the sale of the shares-in-trust.

The trust will distribute to the beneficiary any amounts received by the trust in excess of the amounts to be paid to the prohibited owner.

The shares-in-trust will be deemed to have been offered for sale to our company, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that created the shares-in-trust, or, in the case of a gift or devise, the market price per share on the date of the transfer, or

•	the market price per share on the date that our company, or our designee, accepts the offer.

“Market price” on any date means the average of the closing prices for the five consecutive trading days ending on that date. The closing price on any date generally means the last quoted price as reported by the primary securities exchange or market on which our stock is then listed or quoted for trading, or if our stock is not so listed or quoted, a price determined by the board of directors in good faith. “Trading day” means a day on which the principal national securities exchange on which shares of our common or preferred stock are listed or admitted to trading is open for the transaction of business or, if our common or preferred stock is not listed or admitted to trading on any national securities exchange, means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

If a shareholder owns, directly or indirectly, more than 5%, or any lower percentage required by federal income tax laws, of our outstanding shares of stock, then he or she must, within 30 days after January 1 of each year, provide us with a written statement or affidavit stating his or her name and address, the number of shares of common and preferred stock owned directly or indirectly and a description of how those shares are held. In addition, each direct or indirect shareholder must provide us with any additional information as we may request to determine any effect on our status as a real estate investment trust and to ensure compliance with the ownership limit.

The ownership limit in our articles will continue to apply until:

•	our board of directors determines that it is no longer in the best interest of our company to attempt to qualify, or to continue to qualify, as a real estate investment trust, and

•	there is an affirmative vote of two-thirds of the number of shares of outstanding common and preferred stock entitled to vote at a regular or special meeting of our company’s shareholders.

Certain provisions of the Virginia Stock Corporation Act

We are subject to the “affiliated transactions” provisions of the Virginia Stock Corporation Act which restrict certain transactions between us and any person (an “Interested Shareholder”) who beneficially owns more than 10% of any class of our voting securities (“Affiliated Transactions”). These restrictions, which are described below, do not apply to an Affiliated Transaction with an Interested Shareholder who has been such continuously since the date we first had 300 shareholders of record or whose acquisition of shares making such person an Interested Shareholder was previously approved by a majority of our Disinterested Directors. “Disinterested Director” means, with respect to a particular Interested Shareholder, a member of our Board of Directors who was (i) a member on the date on which an Interested Shareholder became an Interested Shareholder or (ii) recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the Board of Directors.

Affiliated Transactions include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of our company proposed by or on behalf of an Interested Shareholder, or any reclassification, including reverse stock splits, recapitalization or merger of our company with its subsidiaries, which increases the percentage of voting shares owned beneficially by an Interested Shareholder by more than five percent.

The “affiliated transactions” statute prohibits us from engaging in an Affiliated Transaction with an Interested Shareholder for a period of three years after the Interested Shareholder became such unless the transaction is approved by the affirmative vote of a majority of the Disinterested Directors and by the affirmative vote of the holders of two-thirds of the voting shares other than those shares beneficially owned by the Interested Shareholder. Following the three-year period, in addition to any other vote required by law or by our Articles of Incorporation, an Affiliated Transaction must be approved either by a majority of the Disinterested Directors or by the shareholder vote described in the preceding sentence unless the transaction satisfies the fair-price provisions of the statute. These fair-price provisions require, in general, that the consideration to be received by shareholders in the Affiliated Transaction (i) be in cash or in the form of consideration used by the Interested Shareholder to acquire the largest number of its shares and (ii) not be less, on a per share basis, than an amount determined in the manner specified in the statute by reference to the highest price paid by the Interested Shareholder for shares it acquired and the fair market value of the shares on specified dates.

We are also subject to the “control share acquisitions” provisions of the Virginia Act, which provide that shares of our voting securities which are acquired in a “Control Share Acquisition” have no voting rights unless such rights are granted by a shareholders’ resolution approved by the holders of a majority of the votes entitled to be cast on the election of directors by persons other than the acquiring person or any officer or employee-director. A “Control Share Acquisition” is an acquisition of voting shares which, when added to all other voting shares beneficially owned by the acquiring person, would cause such person’s voting strength with respect to the election of directors to meet or exceed any of the following thresholds: (i) one-fifth, (ii) one-third or (iii) a majority.

“Beneficial ownership” means the sole or shared power to dispose or direct the disposition of shares, or the sole or shared power to vote or direct the voting of shares, or the sole or shared power to acquire shares, including any such power which is not immediately exercisable, whether such power is direct or indirect or through any contract, arrangement, understanding, relationship or otherwise. A person shall be deemed to be a beneficial owner of shares as to which such person may exercise voting power by virtue of an irrevocable proxy conferring the right to vote. An acquiring person is entitled, before or after a Control Share Acquisition, to file a disclosure statement with us and demand a special meeting of shareholders to be called for the purpose of considering whether to grant voting rights for the shares acquired or proposed to be acquired. We may, during specified periods, redeem the shares so acquired if no disclosure statement is filed or if the shareholders have failed to grant voting rights to such shares. In the event full voting rights are granted to an acquiring person who then has majority voting power, those shareholders who did not vote in favor of such grant are entitled to dissent and demand payment of the fair value of their shares from us. The control share acquisitions statute does not apply to an actual or proposed Control Share Acquisition if our Articles of Incorporation or Bylaws are amended, within the time limits specified in the statute, to so provide.

A corporation may, at its option, elect not to be governed by the foregoing provisions of the Virginia Stock Corporation Act by amending its articles of incorporation or bylaws to exempt itself from coverage; provided, however, any such election not to be governed by the “affiliated transactions” statute must be approved by the corporation’s shareholders and will not become effective until 18 months after the date it is adopted. We have not elected to exempt itself from coverage under these statutes. See “Risk Factor-Provisions of our articles of incorporation and Virginia law may limit the ability of a third party to acquire control of our company.”

Selling Agent Warrants

We have agreed to issue warrants to Anderson & Strudwick to purchase a number of shares of Series A convertible preferred stock equal to 10% of the shares issued by us in this offering, exclusive of shares sold to our directors and officers and others identified by them to the selling agent. The warrants will be exercisable at $12.00 per share of Series A convertible preferred stock for a period of five years. The warrants may not be sold, transferred, pledged, assigned or hypothecated for a period of one year after the date of this prospectus, except to officers of the selling agent.

For the life of the warrants, the holders thereof are given, at nominal costs, the opportunity to profit from a rise in the market price of the shares of Series A convertible preferred stock with a resulting dilution in the interest of other shareholders. Further, the holders may be expected to exercise the warrants at a time when we would, in all likelihood, be able to obtain equity capital on terms more favorable than those provided in the warrants.

Redemption of Supertel Limited Partnership Units

Each limited partner of Supertel Limited Partnership may, subject to certain limitations, require that Supertel Limited Partnership redeem all or a portion of his or her common or preferred units, at any time after a specified period following the date he or she acquired the units, by delivering a redemption notice to Supertel Limited Partnership. As of the date of this prospectus, 372,195 common units and 195,610 preferred units of Supertel Limited Partnership held by limited partners were outstanding. When a limited partner tenders his or her common units to the partnership for redemption, we can, in our sole discretion, choose to purchase the units for either (1) a number of our shares of common stock equal to the number of units redeemed (subject to certain adjustments) or (2) cash in an amount equal to the market value of the number of our shares of common stock the limited partner would have received if we chose to purchase the units for common stock. We anticipate that we generally will elect to purchase the common units for common stock. The preferred units are convertible by the holders into common units on a one-for-one basis or may be redeemed for cash at $10 per unit until October 2009. The preferred units receive a preferred dividend distribution of $1.10 per preferred unit annually, payable on a monthly basis and do not participate in the allocations of profits and losses of Supertel Limited Partnership.

Transfer Agent

The transfer agent and registrar for our common stock is Wachovia Bank, N.A.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain federal income tax considerations that may be relevant to a prospective holder of our capital stock. The discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, financial institutions or broker-dealers, tax-exempt organizations (except to the limited extent discussed in “—Taxation of Tax-Exempt Stockholders”), of foreign corporations and persons who are not citizens or residents of the United States (except to the limited extent discussed in “—Taxation of Non-U.S. Stockholders”).

The statements of law in this discussion are based on current provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” existing temporary and final Treasury regulations thereunder, and current administrative rulings and court decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

On October 22, 2004, President Bush signed into law the American Jobs Creation Act of 2004 (the “Jobs Act”). In general, starting with our 2005 taxable year, the Jobs Act modifies the REIT income tests, asset tests and other requirements for maintaining REIT qualification. In addition, the Jobs Act will affect the treatment of non-U.S. stockholders. The Jobs Act also contains a number of relief provisions that make it easier for REITs to satisfy some of the REIT income and asset tests, while other relief provisions enable REITs to prevent terminations of their REIT status due to inadvertent violations of some of the technical REIT requirements. As with any new legislation, there may be some uncertainties regarding the particular application of the new provisions.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of ownership of our capital stock and of our election to be taxed as a REIT. Specifically, we urge you to consult your own tax advisor regarding the federal, state, local, foreign and other tax consequences of such ownership and election and regarding potential changes in applicable tax laws.

Taxation of Our Company

We are currently taxed as a REIT under the federal income tax laws. We elected to be taxed as a REIT under the federal income tax laws beginning with our short taxable year ended December 31, 1994. We believe that, beginning with such taxable year, we are organized and operate in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to continue to qualify as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal income tax in the following circumstances:

In the opinion of McGrath North Mullin & Kratz, PC LLO, we qualified to be taxed as a REIT for our taxable years ended December 31, 2002 through December 31, 2004, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT under the Code for our taxable year ending December 31, 2005, and thereafter. Investors should be aware that McGrath North Mullin & Kratz, PC LLO’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our properties and the future conduct of our business, and is not binding upon the Internal Revenue Service or any court. In addition, McGrath North Mullin & Kratz, PC LLO’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change, possibly on a retroactive basis. Moreover, our continued qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. While McGrath North Mullin & Kratz, PC LLO has reviewed those matters in connection with the foregoing opinion, McGrath North Mullin & Kratz, PC LLO will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. For a discussion of the federal income tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

•	We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to our stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	Under certain circumstances, we may be subject to the “alternative minimum tax” on items of tax preference.

•	We will pay income tax at the highest corporate rate on (1) net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business and (2) other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on (1) the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by (2) a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of this required distribution over the amount we actually distributed.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that a timely designation of such gain is made by us to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference to the C corporation’s basis in the asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of such asset during the 10-year period after we acquire such asset. The amount of gain on which we will pay tax generally is the lesser of: (1) the amount of gain that we recognize at the time of the sale or disposition; or (2) the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.

•	We will incur a 100% excise tax on transactions with a “taxable REIT subsidiary” that are not conducted on an arm’s-length basis.

•	After 2004, if we fail to satisfy certain asset tests, described below under “—Asset Tests,” by more than a de minimis threshold, and nonetheless continue to qualify as a REIT because we meet certain other requirements, we will be subject to a tax of the greater of $50,000 or at the highest corporate rate on the income generated by the non-qualifying assets.

•	After 2004, we may be subject to a $50,000 tax for each such failure if we fail to satisfy certain REIT qualification requirements, other than income tests or asset tests, and such failure is due to reasonable cause and not willful neglect.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets the following requirements:

(1)	it is managed by one or more trustees or directors;

(2)	its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	it would be taxable as a domestic corporation but for the REIT provisions of the federal income tax laws;

(4)	it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

(5)	at least 100 persons are beneficial owners of its shares or ownership certificates;

(6)	no more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, as defined in the federal income tax laws to include certain entities, during the last half of each taxable year;

(7)	it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

(8)	it uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and

(9)	it meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for such taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding shares of our capital stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

We have issued sufficient common stock with enough diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our articles of incorporation restrict the ownership and transfer of our capital stock so that we should continue to satisfy requirements 5 and 6. The provisions of our articles of incorporation restricting the ownership and transfer of our capital stock are described in “Description of Our Capital Stock—Restrictions on Ownership and Transfer.”

A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a taxable REIT subsidiary (“TRS”), all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described in this section, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities and items of income, deduction and credit of that subsidiary will be treated as our assets, liabilities and items of income, deduction and credit. Similarly, any wholly owned limited liability company that we own will be disregarded, and all assets, liabilities and items of income, deduction and credit of such limited liability company will be treated as ours.

In the case of a REIT that is a partner in a partnership, in general, the REIT is treated as owning its proportionate share (based on capital interests) of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of our operating partnerships and of any other partnership, joint venture or limited liability company that is treated as a partnership for federal income tax purposes in which we own or will acquire an interest, directly or indirectly (each, a “Partnership” and, together, the “Partnerships”), are treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Subject to restrictions on the value of TRS securities held by the REIT, a REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation. A TRS may not directly or indirectly operate or manage any hotels or provide rights to any brand name under which any hotel is operated but is permitted to lease hotels from a related REIT as long as the hotels are operated on behalf of the TRS by an “eligible independent contractor.” We formed TRS Leasing, Inc. and its wholly owned subsidiaries TRS Subsidiary LLC and SPPR TRS Subsidiary, LLC (together, the “TRS Lessee”) and each of our hotels is leased by the TRS Lessee. Our hotels are managed by Royal Host Management, Inc. Royal Host Management is a subsidiary of Royal Host, Inc., a Canada based publicly owned real estate investment trust. We may form or acquire one or more additional TRSs in the future. See “—Taxable REIT Subsidiaries.”

Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends and gain from the sale of shares in other REITs; and

•	gain from the sale of real estate assets.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of dividends and interest, gain from the sale or disposition of stock or securities, income from certain hedging transactions, or any combination of the foregoing. Note that for taxable years beginning after December 31, 2004, if we enter into a transaction in the normal course of business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets and we properly identify the hedges as required by Treasury regulations, the income from the transaction will be excluded from gross income for purposes of the 95% gross income test (but not for purposes of the 75% gross income test). Gross income from our sale of any property that we hold primarily for sale to customers in the ordinary course of business is excluded from both income tests. The following paragraphs discuss the specific application of the gross income tests to us.

Rent that we receive from real property that we own and lease to tenants will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person but may be based on a fixed percentage or percentages of gross receipts or gross sales.

•	Second, neither we nor a direct or indirect owner of 10% or more of our shares of capital stock may own, actually or constructively, 10% or more of a tenant other than a TRS from whom we receive rent.

•	Third, if the rent attributable to personal property leased in connection with a lease of real property exceeds 15% of the total rent received under the lease, then the portion of rent attributable to that personal property will not qualify as “rents from real property.”

•	Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated, from whom we do not derive revenue, and who does not, directly or through its stockholders, own more than 35% of our shares of capital stock, taking into consideration the applicable ownership attribution rules. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in the geographic area in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income from the related properties. See “—Taxable REIT Subsidiaries.”

Pursuant to percentage leases, the TRS Lessee leases each of our hotels. The percentage leases provide that the TRS Lessee is obligated to pay to the Partnerships (1) percentage rent based on gross revenue and (2) “additional charges” or other expenses, as defined in the leases. Percentage rent is calculated by multiplying fixed percentages by room revenues for each of the hotels.

In order for the percentage rent and additional charges to constitute “rents from real property,” the percentage leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the percentage leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•	the degree of control over the property that is retained by the property owner, or whether the lessee has substantial control over the operation of the property or is required simply to use its best efforts to perform its obligations under the agreement; and

•	the extent to which the property owner retains the risk of loss with respect to the property, or whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property or the potential for economic gain or appreciation with respect to the property.

In addition, federal income tax law provides that a contract that purports to be a service contract or a partnership agreement will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether:

•	the service recipient is in physical possession of the property;

•	the service recipient controls the property;

•	the service recipient has a significant economic or possessory interest in the property, or whether the property’s use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property’s operating costs, or the recipient bears the risk of damage to or loss of the property;

•	the service provider bears the risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

•	the service provider uses the property concurrently to provide significant services to entities unrelated to the service recipient; and

•	the total contract price substantially exceeds the rental value of the property for the contract period.

Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor will not be dispositive in every case.

We believe that the percentage leases will be treated as true leases for federal income tax purposes. Such belief is based, in part, on the following facts:

•	the Partnerships, on the one hand, and the TRS Lessee, on the other hand, intend their relationship to be that of a lessor and lessee, and such relationship is documented by lease agreements;

•	the TRS Lessee has the right to the exclusive possession, use and quiet enjoyment of the hotels during the term of the percentage leases;

•	the TRS Lessee bears the cost of, and is responsible for, day-to-day maintenance and repair of the hotels and generally dictates how the hotels are operated, maintained and improved;

•	the TRS Lessee bears all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the percentage leases, other than real estate;

•	the TRS Lessee benefits from any savings in the costs of operating the hotels during the term of the percentage leases;

•	the TRS Lessee generally has indemnified the Partnerships against all liabilities imposed on the Partnerships during the term of the percentage leases by reason of (1) injury to persons or damage to property occurring at the hotels, (2) the TRS Lessee’s use, management, maintenance, or repair of the hotels, (3) impositions in respect of the hotels that are the obligations of the TRS Lessee, (4) any breach of the percentage leases or of any sublease of a hotel by the TRS Lessee or (5) the gross negligent acts and omissions and willful misconduct of the TRS Lessee;

•	the TRS Lessee stands to incur substantial losses or reap substantial gains depending on how successfully it operates the hotels;

•	the Partnerships cannot use the hotels concurrently to provide significant services to entities unrelated to the TRS Lessee; and

•	the total contract price under the percentage leases does not substantially exceed the rental value of the hotels for the term of the percentage leases.

Investors should be aware that there are no controlling Treasury regulations, published rulings or judicial decisions involving leases with terms substantially the same as the percentage leases that discuss whether such leases constitute true leases for federal income tax purposes. If the percentage leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that the Partnerships receive from the TRS Lessee may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status.

As described above, in order for the rent received by us to constitute “rents from real property,” several other requirements must be satisfied. One requirement is that the percentage rent must not be based in whole or in part on the income or profits of any person. The percentage rent, however, will qualify as “rents from real property” if it is based on percentages of gross receipts or gross sales and the percentages:

•	are fixed at the time the percentage leases are entered into;

•	are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.

More generally, the percentage rent will not qualify as “rents from real property” if, considering the percentage leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits. Since the percentage rent is based on fixed percentages of the gross revenues from the hotels that are established in the percentage leases, and the percentages (1) will not be renegotiated during the terms of the percentage leases in a manner that has the effect of basing the percentage rent on income or profits and (2) conform with normal business practice, the percentage rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, with respect to other hotel properties that we acquire in the future, we will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

Another requirement for qualification of our rent as “rents from real property” is that we must not own, actually or constructively, 10% or more of the stock of any corporate lessee or 10% or more of the assets or net profits of any non-corporate lessee (a “related party tenant”). This rule, however, does not apply to rents for hotels leased to a TRS if an “eligible independent contractor” operates the hotels for the TRS.

A third requirement for qualification of our rent as “rents from real property” is that the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each hotel, we believe either that the personal property ratio is less than 15% or that any income attributable to excess personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the Internal Revenue Service would not challenge our calculation of a personal property ratio or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 95% or 75% gross income test and thus could lose our REIT status.

A fourth requirement for qualification of our rent as “rents from real property” is that, other than within the 1% de minimis exception described above (i.e., we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property) and other than through a TRS, we cannot furnish or render noncustomary services to the tenants of our hotels, or manage or operate our hotels, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. Provided that the percentage leases are respected as true leases, we should satisfy that requirement, because the Partnerships will not perform any services other than customary services for a TRS. Furthermore, with respect to other hotel properties that we acquire in the future, we will not perform noncustomary services for a TRS.

If a portion of our rent from a hotel does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we could lose our REIT status. If the rent from a particular hotel does not qualify as “rents from real property” because either (1) the percentage rent is considered based on the income or profits of the related lessee, (2) the lessee is a related party tenant other than a TRS or (3) we furnish noncustomary services to the tenants of the hotel, or manage or operate the hotel, other than through an eligible independent contractor or a TRS, none of the rent from that hotel would qualify as “rents from real property.” In that case, we likely would be unable to satisfy either the 75% or 95% gross income test and, as a result, we could lose our REIT status. However, in either situation we may still qualify as a REIT if the relief described below under “—Failure to Satisfy Gross Income Tests” is available to us.

In addition to the percentage rent, the TRS Lessee is required to pay to the Partnerships certain additional charges. To the extent that such additional charges represent either (1) reimbursements of amounts that the Partnerships are obligated to pay to third parties or (2) penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that such charges represent interest that is accrued on the late payment of the rent or additional charges, such charges will not qualify as “rents from real property,” but instead should be treated as interest that qualifies for the 95% gross income test.

Interest

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

Prohibited Transactions

A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular asset. We believe that none of the assets owned by the Partnerships is held for sale to customers and that a sale of any such asset would not be in the ordinary course of the owning entity’s business. We will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot provide assurance, however, that we can comply with such safe-harbor provisions or that the Partnerships will avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.”

Foreclosure Property

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of such income. However, gross income from such foreclosure property will qualify or purposes of the 75% and 95% gross income tests. “Foreclosure property” is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on an indebtedness that such property secured; and

•	for which such REIT makes a proper election to treat such property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property with respect to a REIT at the end of the third taxable year following the taxable year in which the REIT acquired such property, or longer if an extension is granted by the Secretary of the Treasury. The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on such property, other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent; or

•	which is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

As a result of the rules with respect to foreclosure property, if a lessee defaults on its obligations under a percentage lease, we terminate the lessee’s leasehold interest, and we are unable to find a replacement lessee for the hotel within 90 days of such foreclosure, gross income from hotel operations conducted by us from such hotel would cease to qualify for the 75% and 95% gross income tests unless we are able to hire an independent contractor to manage and operate the hotel. In such event, we might be unable to satisfy the 75% and 95% gross income tests and, thus, might fail to qualify as a REIT.

Hedging Transactions

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase such items and futures and forward contracts. For taxable years beginning before January 1, 2005, to the extent that we entered into an interest rate swap or cap contract, option, futures contract, forward rate agreement or any similar financial instrument to hedge our indebtedness incurred to acquire or carry “real estate assets,” any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we hedge with other types of financial instruments during such years, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. For taxable years beginning after December 31, 2004, if we enter into a transaction in the normal course of business primarily to manage the risks of interest rate or price changes or currency fluctuations with respect to borrowings under or to be made to acquire or carry real estate assets and we properly identify the transactions as required by Treasury regulations, the income from the transactions and any gain from the disposition of such transactions are excluded from gross income in applying the 95% gross income test but not the 75% gross income test. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. The REIT income and asset rules may limit our ability to hedge loans or securities acquired as investments.

Failure to Satisfy Gross Income Tests

If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not due to willful neglect;

•	for years ending before January 1, 2005, we attach a schedule of the sources of our income to our tax return; and any incorrect information on the schedule was not due to fraud with intent to evade tax; and

•	for years beginning after December 31, 2004, following our identification of the failure to meet one or both gross income tests for a taxable year, a description of each item of our gross income included in the 75% and 95% gross income tests is set forth in a schedule for such taxable year filed as specified by Treasury regulations.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation of our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year:

•	First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

•	Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

•	Third, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.

•	Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS or equity interests in a partnership. The 10% value test does not take into account “straight debt” issued by an individual, an estate or certain corporations or partnerships.

If we failed to satisfy the asset tests at the end of a calendar quarter prior to January 1, 2005, we would not lose our REIT status if (1) we satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If we did not satisfy the condition described in clause (2) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose. Beginning in 2005, if we fail to satisfy the 5% or 10% asset tests for a particular quarter and do not correct it within the 30 day period described in the prior sentence, we will not lose our REIT status if the failure is due to the ownership of assets the total value of which does not exceed the lesser of (i) 1% of the total value of our assets at the end of the quarter for which such measurement is done or (ii) $10,000,000;

provided in either case that we either dispose of the assets within 6 months after the last day of the quarter in which we identify the failure (or such other time period prescribed by the Treasury), or otherwise meet the requirements of those rules by the end of such time period. In addition, if we fail to meet any asset test for a particular quarter and the failure exceeds the de minimis threshold described above, we still will be deemed to have satisfied the requirements if: (i) following our identification of the failure, we file a schedule with a description of each asset that caused the failure in accordance with regulations prescribed by the Treasury; (ii) the failure was due to reasonable cause and not to willful neglect; (iii) we dispose of the assets within 6 months after the last day of the quarter in which the identification occurred (or such other time period prescribed by the Treasury) or the requirements of the rules are otherwise met within such period; and (iv) we pay a tax on the failure which is the greater of $50,000 or an amount determined by multiplying the highest rate of income tax for corporations, by the net income generated by the assets for the period beginning on the first date of the failure and ending on the date we have disposed of the assets or otherwise satisfy the requirements.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of (1) 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss and (2) 90% of our after-tax net income, if any, from foreclosure property; minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration. Any dividends declared in the last three months of the taxable year, payable to stockholders of record on a specified date during such period, will be treated as paid on December 31 of such year if such dividends are distributed during January of the following year.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to our stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following such calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year;

•	95% of our REIT capital gain income for such year; and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “—Taxation of Taxable U.S. Stockholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements.

It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. In addition, we may not deduct recognized capital losses from our “REIT taxable income.” Any taxes or penalties paid as a result of our failure to satisfy one or more requirements for REIT qualification, other than the 95% and 75% income tests and the asset tests, are deducted from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends in order to raise sufficient cash to satisfy the distribution requirement.

Recordkeeping Requirements

To avoid a monetary penalty, we must request annually certain information from our stockholders designed to disclose the actual ownership of our outstanding shares of capital stock. We intend to comply with such requirements.

Failure to Qualify

If we were to fail to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to federal income tax on our taxable income at regular corporate rates and any applicable alternative minimum tax. In calculating our taxable income in a year in which we failed to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as regular corporate dividends. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

As used herein, the term “U.S. stockholder” means a holder of our capital stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation or partnership (including an entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

As long as we qualify as a REIT, (1) a taxable “U.S. stockholder” must take into account distributions that are made out of our current or accumulated earnings and profits and that we do not designate as capital gain dividends or retained long-term capital gain as ordinary income, and (2) a U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the new 15% tax rate for “qualified dividend income.” The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for non-corporate taxpayers on qualified dividend income from 38.6% to 15% for tax years 2003 through 2008. Without future congressional action, the maximum tax rate on qualified dividend income will move to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes most dividends paid by U.S. corporations but does not generally include REIT dividends. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (1) attributable to dividends received by us from non-REIT corporations, such as our TRS Lessee and (2) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our capital stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our capital stock becomes ex-dividend.

A U.S. stockholder generally will report distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. stockholder has held our capital stock. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain, to the extent that we designate such amount in a timely notice to such stockholder. The U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its capital stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

To the extent that we make a distribution in excess of our current and accumulated earnings and profits, such distribution will not be taxable to a U.S. stockholder to the extent that it does not exceed the adjusted tax basis of the U.S. stockholder’s capital stock. Instead, such distribution will reduce the adjusted tax basis of such capital stock. To the extent that we make a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted tax basis in its capital stock, such stockholder will recognize long-term capital gain, or short-term capital gain if the capital stock has been held for one year or less, assuming the capital stock is a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, we would carry over such losses for potential offset against our future income generally. Taxable distributions from us and gain from the disposition of our capital stock will not be treated as passive activity income, and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of the capital stock generally will be treated as investment income for purposes of the investment interest limitations.

We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Tax Consequences Upon Conversion of Series A Convertible Preferred Stock Into Common Stock

Generally, except with respect to cash received in lieu of fractional shares, no gain or loss is recognized upon the conversion of shares of Series A convertible preferred stock into shares of common stock. The tax basis of a holder of shares of Series A convertible preferred stock (a “Preferred Holder”) in the shares of common stock received is equal to that holder’s tax basis in the shares of Series A convertible preferred stock surrendered in the conversion, reduced by any basis attributable to fractional shares deemed received, and the holding period for the shares of common stock includes the Preferred Holder’s holding period for the shares of Series A convertible preferred stock. Based on the IRS’s present advance ruling policy, cash received, in lieu of a fractional share of common stock upon conversion of shares of Series A convertible preferred stock should be treated as a payment in redemption of the fractional share interest in those shares of common stock. See “—Redemption of Preferred Stock” below.

Deemed Dividends on Preferred Stock

The conversion price of the shares of Series A convertible preferred stock may be adjusted if we make distributions of stock, cash or other property to our stockholders in some circumstances. While we do not presently contemplate making distributions in any of these circumstances, if we make a distribution of cash or property resulting in an adjustment to the conversion price, a Preferred Holder may be viewed as receiving a “deemed distribution” which is taxable as a dividend under Sections 301 and 305 of the Code.

Redemption of Preferred Stock

The treatment to be accorded to any redemption by us of shares of Series A convertible preferred stock can only be determined on the basis of particular facts as to each Preferred Holder at the time of redemption. In general a Preferred Holder will recognize capital gain or loss measured by the difference between the amount realized by the Preferred Holder upon the redemption and its adjusted tax basis in the shares of Series A convertible preferred stock redeemed (provided the shares of Series A convertible preferred stock are held as a capital asset) if that redemption (i) results in a “complete termination” of the Preferred Holder’s interest in all classes of our capital stock under Section 302(b)(3) of the Code; (ii) is “substantially disproportionate” with respect to the holder’s interest in our company under Section 302(b)(2) of the Code; or (iii) is “not essentially equivalent to a dividend” with respect to the Preferred Holder under Section 302(b)(1) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the Preferred Holder by reason of constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular Preferred Holder depends on the facts and circumstances at the time when the determination must be made, prospective investors are advised to consult their own tax advisors to determine their tax treatment.

If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from the shares of Series A convertible preferred stock will be treated as a distribution on the shares of Series A convertible preferred stock as described under “—Taxation of Taxable U.S. Stockholders.” If the redemption is taxed as a dividend, the Preferred Holder’s adjusted tax basis in the redeemed shares of Series A convertible preferred stock will be transferred to its other share holdings in our company. If, however, the Preferred Holder has no remaining share holdings in our company, that basis could be transferred to a related person or it may be lost.

Taxation of U.S. Stockholders on the Disposition of Capital Stock

In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our capital stock as long-term capital gain or loss if the U.S. stockholder has held the capital stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. stockholder must treat any loss upon a sale or exchange of our capital stock held by such stockholder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions from us that such U.S. stockholder previously has characterized as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our capital stock may be disallowed if the U.S. stockholder purchases other capital stock issued by us within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 35%. The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 15% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

We will report to our stockholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 28% with respect to distributions unless such holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. See “—Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has published a revenue ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of our capital stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, if we are a “pension-held REIT,” a qualified employee pension or profit sharing trust that owns more than 10% of our shares of capital stock is required to treat a percentage of the dividends that it receives from us as unrelated business taxable income. That percentage is equal to the gross income that we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares of capital stock only if:

•	the percentage of our dividends that the tax-exempt trust would be required to treat as unrelated business taxable income is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our capital stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our capital stock in proportion to their actuarial interests in the pension trust (see “—Requirements for Qualification” above); and

•	either (1) one pension trust owns more than 25% of the value of our capital stock or (2) a group of pension trusts individually holding more than 10% of the value of our capital stock and collectively owns more than 50% of the value of our capital stock.

The ownership and transfer restrictions in our articles of incorporation reduce the risk that we may become a “pension-held REIT.”

Taxation of Non-U.S. Stockholders

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, “non-U.S. stockholders”) are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state and local income tax laws on ownership of our capital stock, including any reporting requirements.

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions. A non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax with respect to the distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its capital stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such capital stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its capital stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its capital stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For taxable years beginning after December 31, 2004, a non-U.S. stockholder will incur tax on any distribution made by us to the extent attributable to gain from sales or exchanges of “U.S. real property interests” under special provisions of the federal income tax laws referred to as “FIRPTA.” The term “U.S. real property interests” includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property. Under those rules, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. Any class of stock which is regularly traded on an established securities market located in the United States, such as our capital stock, shall not be treated as gain recognized from the sale or exchange of a U.S. real property interest if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the taxable year within which the distribution is received. The distribution will be treated as an ordinary dividend to the non-U.S. stockholder and taxed as an ordinary dividend that is not a capital gain. A non-U.S. stockholder is not required to file a U.S. federal income tax return by reason of receiving such a distribution, and the branch profits tax no longer applies to such a distribution. However, the distribution will be subject to U.S. federal income tax withholding as an ordinary dividend as described above.

A non-U.S. stockholder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of our capital stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our capital stock. We cannot assure you that that test will be met. However, a non-U.S. stockholder that owned, actually or constructively, 5% or less of our capital stock at all times during a specified testing period will not incur tax under FIRPTA with respect to any such gain if the capital stock is “regularly traded” on an established securities market. To the extent that our capital stock will be regularly traded on an established securities market, a non-U.S. stockholder will not incur tax under FIRPTA unless it owns more than 5% of our capital stock. If the gain on the sale of the capital stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed in the same manner as U.S. stockholders with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his capital gains.

Tax Aspects of Our Investments in the Partnerships

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in the Partnerships. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships.    We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. Each Partnership intends to be classified as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) for federal income tax purposes, and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents (which includes rents that would be qualifying income for purposes of the 75% gross income test, with certain modifications that make it easier for the rents to qualify for the 90% passive income exception), gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

Treasury regulations (the “PTP regulations”) provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership qualifies for the private placement exclusion.

We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships (or disregarded entities, if the entity has only one owner or member) for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership or a disregarded entity, for federal income tax purposes, we likely would not be able to qualify as a REIT. See “Federal Income Tax Consequences of Our Status as a REIT—Income Tests” and “—Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “Federal Income Tax Consequences of Our Status as a REIT—Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and Their Partners

Partners, Not the Partnerships, Subject to Tax.    A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations.    Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Contributed Properties.    Income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods.

Under our Partnerships’ partnership agreements, depreciation or amortization deductions of the Partnership generally will be allocated among the partners in accordance with their respective interests in the Partnership, except to the extent that the Partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions. In addition, gain or loss on the sale of a property that has been contributed, in whole or in part, to the Partnership will be specially allocated to the contributing partners to the extent of any built-in gain or loss with respect to such property for federal income tax purposes.

Basis in Partnership Interest.    Our adjusted tax basis in our partnership interest in the Partnerships generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to the Partnerships;

•	increased by our allocable share of the Partnerships’ income and our allocable share of indebtedness of the Partnerships; and

•	reduced, but not below zero, by our allocable share of the Partnerships’ loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of the Partnerships.

If the allocation of our distributive share of the Partnerships’ loss would reduce the adjusted tax basis of our partnership interest in the Partnerships below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that the Partnerships’ distributions, or any decrease in our share of the indebtedness of the Partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Depreciation Deductions Available to the Operating Partnerships.    To the extent that the Partnerships acquire their hotels in exchange for cash, the initial basis in such hotels for federal income tax purposes generally was or will be equal to the purchase price paid by the Partnerships. The Partnerships depreciate such depreciable hotel property under either the modified accelerated cost recovery system of depreciation (“MACRS”) or the alternative depreciation system of depreciation (“ADS”). The Partnerships use MACRS for furnishings and equipment. Under MACRS, the Partnerships generally depreciate such furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, the Partnerships place more than 40% of their furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. The Partnerships use ADS for buildings and improvements. Under ADS, the Partnerships generally depreciate such buildings and improvements over a 40-year recovery period using a straight-line method and a mid-month convention.

To the extent that the Partnerships acquire hotels in exchange for units of limited partnership interest, the initial basis in each hotel for federal income tax purposes should be the same as the transferor’s basis in that hotel on the date of acquisition. Although the law is not entirely clear, the Partnerships generally depreciate such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The Partnerships’ tax depreciation deductions are allocated among the partners in accordance with their respective interests in the Partnerships, except to the extent that the Partnerships are required under the federal income tax laws to use a method for allocating depreciation deductions attributable to the hotels or other contributed properties that results in our receiving a disproportionately large share of such deductions.

Sale of a Partnership’s Property

Generally, any gain realized by us or a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “Federal Income Tax Consequences of Our Status as a REIT—Income Tests.” We, however, do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

Taxable REIT Subsidiaries

As described above, we formed a TRS, TRS Leasing, Inc., which has two wholly owned subsidiaries, TRS Subsidiary, LLC and SPPR TRS Subsidiary, LLC, each of which is a disregarded entity for federal income tax purposes (together, the “TRS Lessee”). A TRS is a fully taxable corporation for which a TRS election is properly made. A TRS may lease hotels from us under certain circumstances, provide services to our tenants and perform activities unrelated to our tenants, such as third-party management, development and other independent business activities. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other assets that are not qualifying assets for purposes of the 75% asset test.

A TRS may not directly or indirectly operate or manage any hotels or provide rights to any brand name under which any hotel is operated. However, rents received by us from a TRS pursuant to a hotel lease will qualify as “rents from real property” as long as the hotel is operated on behalf of the TRS by a person who satisfies the following requirements:

•	such person is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS;

•	such person does not own, directly or indirectly, more than 35% of our capital stock;

•	no more than 35% of such person is owned, directly or indirectly, by one or more persons owning 35% or more of our capital stock; and

•	we do not directly or indirectly derive any income from such person.

A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.

The TRS rules limit the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and us or our tenants that are not conducted on an arm’s-length basis.

We have formed and made a timely election with respect to the TRS Lessee, which leases each of our hotels. Additionally, we may form or acquire additional TRSs in the future. Our hotels are managed by Royal Host Management, Inc. Royal Host Management is a subsidiary of Royal Host Inc., a Canada based publicly owned real estate investment trust.

State and Local Taxes

We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property, or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in our capital stock.

PLAN OF DISTRIBUTION

Up to 2,500,000 shares of the Series A convertible preferred stock is being sold on a “best efforts” basis on our behalf by Anderson & Strudwick Incorporated, 707 East Main Street, 20th Floor, Richmond, Virginia 23219, the selling agent.

We have executed an underwriting agreement with Anderson & Strudwick. While Anderson & Strudwick will use its best efforts to sell the securities, it will be under no obligation to sell any or all of the Series A convertible preferred stock and will not be obligated to purchase any of the Series A convertible preferred stock.

The Series A convertible preferred stock is being offered subject to prior sale, withdrawal, cancellation or modification of the offer, including its structure, terms and conditions, without notice. The Series A convertible preferred stock is being offered to the public at the public offering price set forth on the cover page of this prospectus. Anderson & Strudwick may also offer the Series A convertible preferred stock to certain securities dealers at the public offering price, less a concession not in excess of $.30 per share. Anderson & Strudwick reserves the right, in its sole discretion, to reject in whole or in part any offer to purchase the Series A convertible preferred stock.

The selling agency agreement provides that we will pay as compensation to Anderson & Strudwick a selling commission equal to 5% of the public offering price of the shares sold in this offering, except that on up to 1,000,000 shares we will pay the selling agent a commission of (a) 4% for sales to securities dealers identified by our directors and officers to the selling agent and (b) 1% for sales to our directors and officers and all others identified by them to the selling agent. Any purchases of shares made by persons affiliated with the company for the explicit purpose of satisfying the minimum offering size of this offering will be made for investment purposes only, and not with a view toward redistribution. The following table summarizes the selling agent’s discounts and commissions that we will pay the selling agent.

	Minimum Offering of 1,200,000 shares	Maximum Offering of 2,500,000 shares
Per share, exclusive of shares sold to our directors and officers, and others identified by them to the selling agent	$.50	$.50

or Per share for up to 1,000,000 shares

(a) for sales to securities dealers identified by our officers and directors to the selling agent	$.40	$.40

(b) for sales to our directors and officers, and others identified by them to the selling agent	$.10	$.10
	$200,000 to $600,000	$850,000 to $1,250,000

We will be responsible for the expenses of issuance and distribution of the Series A convertible preferred stock, including registration fees, legal and accounting fees and printing expenses, which we estimate will total approximately $400,000. We will pay Anderson & Strudwick at the closing of the offering an accountable expense allotment not to exceed 1% of the public offering price of the shares sold, exclusive of the shares sold to our directors and officers and selected dealers and others identified by them to Anderson & Strudwick. The warrants to be acquired by Anderson & Strudwick will not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the commencement of this offering.

In addition, we will issue to Anderson & Strudwick warrants to purchase a number of shares of our Series A convertible preferred stock equal to 10% of the shares sold, exclusive of the shares sold to our directors and officers and others identified by them to Anderson & Strudwick. The warrants will be exercisable for Series A convertible preferred stock at an exercise price of $12.00 per share for a period of five years.

The shares of Series A convertible preferred stock are new securities with no established trading market. We have applied to list the Series A convertible preferred stock on the Nasdaq National Market. We have been advised by Anderson & Strudwick that it intends to make a market in the Series A convertible preferred stock. Anderson & Strudwick, however, is not obligated to make a market in the Series A convertible preferred stock and it can discontinue market making at any time without notice. Neither we nor Anderson & Strudwick can provide any assurance that an active and liquid market will develop or, if developed, that the market will continue. The offering price and distribution rate have been determined by negotiations among us and Anderson & Strudwick, and the offering price of the Series A convertible preferred stock may not be indicative of the market price following the offering. The conversion price at which the Series A convertible preferred stock will be convertible into common stock has been determined by negotiations among us and Anderson & Strudwick based on the dividend rate of the Series A convertible stock, the prevailing market conditions, our financial information, our historical performance and our future prospects.

Anderson & Strudwick has agreed in accordance with the provisions of SEC Rule 15c2-4 to cause all funds received for sale of a share of Series A convertible preferred stock to be promptly deposited in an escrow account maintained by Sun Trust Bank as escrow agent for the investors in the offering upon the receipt of funds by Anderson & Strudwick by or before noon of the next business day following the sale of the Series A convertible preferred stock, i.e. the date of closing.

Payment for the Series A convertible preferred stock may be made (i) by check, bank draft or money order made payable to “Sun Trust Bank” and delivered to Anderson & Strudwick no less than four business days before the date of closing, or (ii) by authorization of withdrawal from securities accounts maintained with Anderson & Strudwick. If payment is made by authorization of withdrawal from securities accounts, the funds authorized to be withdrawn from a securities account will continue to accrue interest, if any interest is to accrue on such amounts, at the contractual rates until closing or termination of the offering, but a hold will be placed on such funds, thereby making them unavailable to the purchaser until closing or termination of the offering. If a purchaser authorizes Anderson & Strudwick to withdraw the amount of the purchase price from his securities account, Anderson & Strudwick will do so as of the date of closing. Anderson & Strudwick will inform prospective purchasers of the anticipated date of closing.

If we have not received subscriptions for a minimum of 1,200,000 shares of the Series A convertible preferred stock by January 27, 2006, we will return to the subscribers all funds placed in the escrow account without interest or deduction for expense. If the minimum number of subscriptions for the Series A convertible preferred stock are attained, a closing will be held and the escrow agent will release all funds to us.

In the underwriting agreement, the obligations of Anderson & Strudwick are subject to approval of certain legal matters by its counsel and to various other conditions. The underwriting agreement also provides that we will indemnify Anderson & Strudwick against certain liabilities, including liabilities under the Securities Act, or contribute to payments Anderson & Strudwick may be required to make in respect of any such liabilities.

BOOK-ENTRY ONLY SECURITIES

The Depository Trust Company will act as securities depository for the Series A convertible preferred stock offered through this prospectus. The Series A convertible preferred stock will be issued as fully registered securities registered in the name of Cede & Co., the partnership nominee of DTC. One or more fully registered security certificates will be issued for the Series A convertible preferred stock and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for United States and foreign equity issues, corporate and municipal debt issues, and money market instruments from countries that DTC participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between the accounts of Direct Participants, thereby eliminating the need for physical movement of security certificates. Direct Participants include both United States and foreign securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is, in turn, owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, all of which clearing corporations are subsidiaries of DTCC, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to other entities such as both United States and foreign securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants” and, together with Direct Participants, the “Participants”). The DTC rules applicable to its Participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the securities on the records of DTC. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the records of the Direct Participant or the Indirect Participant. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited by Direct Participants with DTC are registered in the name of Cede & Co., the partnership nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the securities; the records of DTC reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Direct Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the securities, such as redemptions. For example, Beneficial Owners of securities may wish to ascertain that the nominee holding the securities for their benefit has agreed to obtain and to transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the transfer agent and request that copies of notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all the securities within a series are being redeemed, the practice of DTC is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

Although voting with respect to the Series A convertible preferred stock is limited, in those cases where a vote is required, neither DTC nor Cede & Co. nor any other DTC nominee will consent or vote with respect to the Series A convertible preferred stock unless authorized by a Direct Participant in accordance with DTC procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those Direct Participants to whose accounts securities are credited on the record date, identified in a listing attached to the omnibus proxy.

Payments on the Series A convertible preferred stock will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. The practice of DTC is to credit the accounts of Direct Participants, upon the receipt by DTC of funds and corresponding detail information from us on the payable date in accordance with their respective holdings shown on the records of DTC. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practice, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC or its nominee, any underwriters, dealers or agents, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments on the Series A convertible preferred stock to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

A Beneficial Owner shall give notice to elect to have its securities purchased or tendered, through its Participant, to the tender or remarketing agent and shall effect delivery of such securities by causing the Direct Participant to transfer the interest of the Participant in the securities, on the records of DTC, to the tender or remarketing agent. The requirement for physical delivery of securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the securities are transferred by Direct Participants on the records of DTC and followed by a book-entry credit of tendered securities to the DTC account of the tender or remarketing agent.

DTC may discontinue providing its services as depository with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depository is not obtained, security certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depository. In that event, security certificates will be printed and delivered.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

LEGAL MATTERS

The legality of the preferred stock being offered by this prospectus is being passed upon for Supertel Hospitality by the law firm of McGrath North Mullin & Kratz, PC LLO. In addition, the description of federal income tax consequences contained in the section of this prospectus entitled “Certain Federal Income Tax Considerations” is based on the opinion of McGrath North Mullin & Kratz, PC LLO.

Certain legal matters relating to the preferred stock being offered by this prospectus is being passed upon on behalf of the selling agent by the law firm of Kaufman & Canoles.

EXPERTS

The consolidated financial statements and related financial schedule III of Supertel Hospitality, Inc. and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of six hotel properties of IPOA as of December 31, 2004 and 2003 and for the years then ended have been included herein in reliance upon the reports of Wells, Coleman & Company, L.L.P., independent public accountants, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed this prospectus as part of a registration statement on Form S-1 with the SEC. The registration statement contains exhibits and other information that are not contained in this prospectus. Our descriptions in this prospectus of the provisions of documents filed as an exhibit to the registration statement or otherwise filed with the SEC are only summaries of the documents’ material terms. If you want a complete description of the contents of the documents, you should obtain the documents yourself by following the procedures described below.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement that contains this prospectus, are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Our common stock is traded on the Nasdaq National Market under the symbol “SPPR” and you can review similar information concerning us at the office of the Nasdaq National Market at 1735 K Street, N.W., Washington, D.C. 20006. For further information on obtaining copies of our public filings at the Nasdaq National Market, call (212) 656-5060.

We “incorporate by reference” into this prospectus certain information filed with the SEC, which means that we can disclose important information to you by referring you directly to certain documents. The information incorporated by reference is considered part of this prospectus. The following documents filed with the SEC are incorporated in this prospectus by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

•	Current Reports on Form 8-K dated January 13, 2005, March 30, 2005, April 1, 2005 (other than the information contained in Item 2.02 therein), August 25, 2005, September 12, 2005, October 31, 2005, November 7, 2005 and November 14, 2005 (other than the information contained in Item 2.02 therein) and Current Report on Form 8-K/A dated November 7, 2005; and

•	Proxy Statement for Annual Meeting of Shareholders held on May 26, 2005

You may access these filings on our website, www.supertelinc.com. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

Supertel Hospitality, Inc.

309 N. 5th Street

Norfolk, Nebraska 68701

(402) 371-2520

Attn: Corporate Secretary

INDEX TO FINANCIAL STATEMENTS OF HOTELS OF INDEPENDENT PROPERTY OPERATORS OF AMERICA, LLC

INDEPENDENT AUDITOR’S REPORT

Supertel Hospitality, Inc.

Norfolk, Nebraska

Independent Property Operators of America, LLC

Moyock, North Carolina

We have audited the accompanying combined balance sheets of the specified properties under contract for sale as described in Note 1 owned by Independent Property Operators of America, LLC as of December 31, 2004 and 2003, and the related combined statements of operations, comprehensive income (loss), equity in properties, and cash flows for the years then ended. These combined financial statements are the responsibility of the management of Independent Property Operators of America, LLC. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements were prepared to present the combined balance sheets and the related combined statements of operations, comprehensive income (loss), equity in properties, and cash flows of specified properties owned by Independent Property Operators of America, LLC, which are under contract for sale pursuant to a purchase agreement dated September 12, 2005, and are not intended to be a complete presentation of Independent Property Operators of America LLC’s assets, liabilities, equity in properties, revenues, and expenses.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the specified properties under contract for sale as described in Note 1, as of December 31, 2004 and 2003, and the results of their operations, changes in equity in properties, and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

September 16, 2005

INDEPENDENT PROPERTY OPERATORS OF AMERICA, LLC

COMBINED BALANCE SHEETS OF SPECIFIED PROPERTIES

UNDER CONTRACT FOR SALE

December 31, 2004 and 2003

	2004	2003
ASSETS
Investment in income-producing properties, at cost:
Land and land improvements	$7,701,632	$7,696,982
Buildings	27,484,174	27,418,422
Furniture and equipment	4,421,953	4,377,432

	39,607,759	39,492,836
Less: accumulated depreciation	(8,746,018)	(7,514,091)

Net investment in income-producing properties	30,861,741	31,978,745
Cash and cash equivalents	522,139	574,530
Accounts receivable—trade	110,745	168,058
Prepaid expenses and other assets	23,506	22,151
Intangible assets, net of amortization	726,979	792,871
Inventory	1,943	2,784

	$32,247,053	$33,539,139

LIABILITIES AND EQUITY IN PROPERTIES
Long-term debt	$16,298,886	$17,333,734
Accounts payable	131,229	198,499
Accrued expenses and other liabilities	769,606	725,938
Derivative liability	154,982	382,170

Total liabilities	17,354,703	18,640,341

Equity in properties:
Assets in excess of liabilities	15,047,332	15,280,968
Accumulated other comprehensive loss	(154,982)	(382,170)

Total equity in properties	14,892,350	14,898,798

	$32,247,053	$33,539,139

See accompanying notes to combined financial statements.

INDEPENDENT PROPERTY OPERATORS OF AMERICA, LLC

COMBINED STATEMENTS OF OPERATIONS OF SPECIFIED PROPERTIES

UNDER CONTRACT FOR SALE

For the years ended December 31, 2004 and 2003

	2004	2003
Operating Revenues
Rooms	$10,271,670	$9,763,755
Telephone	43,188	58,006
Other operating departments	329,588	289,408

	10,644,446	10,111,169

Expenses
Operating expenses by department:
Rooms	2,294,658	2,308,060
Telephone	106,937	86,299
Other operating departments	90,458	75,262
Other operating expenses:
Depreciation and amortization	1,355,217	1,474,562
General and administrative	970,589	1,185,442
Franchise fees	938,962	983,371
Advertising	514,310	445,520
Property repairs and maintenance	626,600	596,783
Utilities	545,315	520,535
Real estate taxes and insurance	837,313	1,180,051
Professional fees	505,297	495,862

	8,785,656	9,351,747

Net operating income	1,858,790	759,422

Other Income (Expense)
Interest and dividend income	543	3,114
Interest expense	(945,554)	(950,822)
(Loss) on disposal of fixed assets	(2,092)	—

	(947,103)	(947,708)

Net income (loss)	$911,687	$(188,286)

See accompanying notes to combined financial statements.

INDEPENDENT PROPERTY OPERATORS OF AMERICA, LLC

COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) OF SPECIFIED PROPERTIES

UNDER CONTRACT FOR SALE

For the years ended December 31, 2004 and 2003

	2004	2003
Net Income (Loss)	$911,687	$(188,286)

Other Comprehensive Income
Net unrealized change in cash flow hedging activities	227,188	137,310

Comprehensive income (loss)	$1,138,875	$(50,976)

See accompanying notes to combined financial statements.

INDEPENDENT PROPERTY OPERATORS OF AMERICA, LLC

COMBINED STATEMENTS OF EQUITY IN PROPERTIES OF SPECIFIED PROPERTIES

UNDER CONTRACT FOR SALE

For the years ended December 31, 2004 and 2003

	Assets in Excess of Liabilities	Net Unrealized Change in Cash Flow Hedging Activities	Total
Balance, December 31, 2002	$16,692,476	$(519,480)	$16,172,996
Net (loss)	(188,286)	—	(188,286)
Other comprehensive income	—	137,310	137,310
Distributions to parent office	(1,223,222)	—	(1,223,222)

Balance, December 31, 2003	15,280,968	(382,170)	14,898,798
Net income	911,687	—	911,687
Other comprehensive income	—	227,188	227,188
Distributions to parent office	(1,145,323)	—	(1,145,323)

Balance, December 31, 2004	$15,047,332	$(154,982)	$14,892,350

See accompanying notes to combined financial statements.

INDEPENDENT PROPERTY OPERATORS OF AMERICA, LLC

COMBINED STATEMENTS OF CASH FLOWS OF SPECIFIED PROPERTIES

UNDER CONTRACT FOR SALE

For the years ended December 31, 2004 and 2003

	2004	2003
Cash Flows from Operating Activities
Net income (loss)	$911,687	$(188,286)
Adjustments to reconcile net income (loss) to net cash and cash equivalents provided by operating activities:
Depreciation and amortization	1,355,217	1,474,562
Loss on disposal of fixed assets	2,092	—
(Increase) decrease in operating assets:
Accounts receivable—trade	57,313	100,284
Prepaid expenses and other assets	(1,355)	120,441
Inventory	841	867
Increase (decrease) in operating liabilities:
Accounts payable	(67,270)	184,600
Accrued expenses and other liabilities	43,668	392,718

Net cash and cash equivalents provided by operating activities	2,302,193	2,085,186

Cash Flows from Investing Activities
Purchase of income-producing property	(174,413)	(56,814)

Net cash and cash equivalents (used) by investing activities	(174,413)	(56,814)

Cash Flows from Financing Activities
Principal payments on long-term debt	(1,034,848)	(1,798,107)
Proceeds of long-term debt	—	821,621
Distributions to parent office	(1,145,323)	(1,223,222)

Net cash and cash equivalents (used) by financing activities	(2,180,171)	(2,199,708)

Net (decrease) in cash and cash equivalents	(52,391)	(171,336)
Cash and Cash Equivalents, beginning of year	574,530	745,866

Cash and Cash Equivalents, end of year	$522,139	$574,530

Supplemental Disclosure of Cash Flow Information
Interest paid during year	$1,160,550	$999,309

See accompanying notes to combined financial statements.

INDEPENDENT PROPERTY OPERATORS OF AMERICA, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS OF SPECIFIED PROPERTIES

UNDER CONTRACT FOR SALE

December 31, 2004 and 2003

1.	Basis of Presentation

These financial statements present the combined balance sheets of specified properties owned by Independent Property Operators of America, LLC as of December 31, 2004 and 2003, and the related combined statements of operations, comprehensive income (loss), members’ equity, and cash flows of the specified properties for the years then ended. The financial statements are not intended to be a complete presentation of Independent Property Operators of America, LLC’s assets, liabilities, equity in properties, revenues, and expenses. The specified properties consist of:

1.	Comfort Inn-Choice Hotel—Fayetteville, NC

2.	Comfort Suites-Choice Hotel—Fort Wayne, IN

3.	Comfort Suites-Choice Hotel—Lafayette, IN

4.	Comfort Suites-Choice Hotel—Marion, IN

5.	Comfort Suites-Choice Hotel—South Bend, IN

6.	Hampton Inn-Hilton Hotel—Warsaw, IN

2.	Summary of Significant Accounting Policies

Organization and nature of business:    Independent Property Operators of America, LLC (the Company or IPOA) was organized on July 30, 1997, as a limited liability company under the laws of the Commonwealth of Virginia.

The Company’s principal assets are limited service hotels in Indiana and North Carolina and condominium units in Virginia. The Company also owned developmental property, which was transferred during 2004 to another LLC in exchange for membership interests in the new company.

The Company is managed by a management company, Mills Management II, Inc. (the Manager). The owner of the Manager maintains an ownership interest in the Company. Under the terms of the Amended and Restated Operating Agreement (the Agreement), the Manager has the exclusive right to manage and make all decisions regarding the operations of the Company. In addition, the Agreement limits the liability of each member to the balance in the member’s capital account.

Cash and cash equivalents:    For purposes of the statements of cash flows, the Company considers all highly-liquid investments with original maturities of 90 days or less to be cash equivalents.

Investments in income-producing properties:    Investments in income-producing properties are recorded at cost. Repairs and maintenance are expensed as incurred while significant improvements, renovations or replacements are capitalized. Depreciation is computed using the straight-line method over the following estimated useful lives:

Land improvements	15 years
Buildings	40 years
Furniture and equipment	5 years

INDEPENDENT PROPERTY OPERATORS OF AMERICA, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS OF SPECIFIED PROPERTIES

UNDER CONTRACT FOR SALE—CONTINUED

December 31, 2004 and 2003

Revenue recognition:    Revenue is earned primarily through the operations of the hotel properties and is recognized when earned.

Income taxes:    The Company is a Virginia limited liability company. As such, in lieu of corporate income tax, each member is taxed on its proportionate share of the Company’s income (loss). Accordingly, no provision for income taxes has been made in the accompanying financial statements.

Derivative financial instruments:    The Company uses derivative financial instruments for the purpose of reducing its exposure to adverse fluctuations in interest rates. The Company does not hold or issue financial instruments for trading purposes.

In accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Certain Hedging Activities, as amended, the Company accounts for its interest rate swaps as cash flow hedges. At the inception of a hedge, the Company documents the risk management objective and strategy, the hedged risk, the derivative instrument, the hedged item, and how hedge effectiveness will be assessed initially and on an ongoing basis.

Intangible assets:    Goodwill and intangible assets not subject to amortization are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. Other intangible assets subject to amortization include loan fees, debt issuance costs, and franchise fees. They are amortized over periods ranging from 80 months to 240 months.

Use of estimates:    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Company and the Manager to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.	Investment in Income-Producing Properties

Investment in income-producing properties as of December 31, 2004 and 2003, consists of the following:

	2004	2003
Hotels	$39,607,759	$39,492,836
Less: accumulated depreciation	(8,746,018)	(7,514,091)

	$30,861,741	$31,978,745

INDEPENDENT PROPERTY OPERATORS OF AMERICA, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS OF SPECIFIED PROPERTIES

UNDER CONTRACT FOR SALE—CONTINUED

December 31, 2004 and 2003

4.	Long-Term Debt, Convertible Notes Payable, and Derivative Liability

Long-term debt consists of the following at December 31, 2004 and 2003:

	2004	2003
Mortgage note payable, requiring monthly installments of $65,873 including interest at LIBOR plus 2.75% (5.05% and 3.92% at December 31, 2004 and 2003, respectively) secured by three hotel properties, matures July 2009	$6,447,401	$6,978,629

Mortgage note payable, requiring monthly installments of $37,073 including interest at LIBOR plus 2.65% (4.95% and 3.82% at December 31, 2004 and 2003, respectively), secured by two hotel properties, matures August 2023	3,552,159	3,849,029

First mortgage note payable, requiring monthly installments of $44,165 including interest at LIBOR plus 3.32% (5.62% and 4.49% at December 31, 2004 and 2003, respectively), secured by first mortgage on hotel property, matures August 2023	6,278,458	6,479,100

Installment loan payable, requiring monthly installments of $509 including interest at 0%, secured by a vehicle, matures June 2008	20,868	26,976

Total long-term debt	$16,298,886	$17,333,734

Aggregate annual principal payments of long-term debt and convertible notes payable at December 31, 2004, are as follows:

Year ending December 31
2005	$918,104
2006	964,861
2007	1,014,019
2008	1,062,142
2009	1,113,939
Thereafter	11,225,821

$16,298,886

The Company has a $400,000 line of credit with a bank secured by property. The line, which carries an interest rate of prime plus 1% (6.25% and 5.00% at December 31, 2004 and 2003, respectively), expires in August 2016. There was no balance outstanding on the line at December 31, 2004 or 2003.

The Company entered into an interest rate swap agreement effective January 2001 with a commercial lender. The purpose of the agreement was to reduce the Company’s exposure to interest rate fluctuations on variable rate borrowings. Under terms of the agreement, the Company will pay the commercial lender 6.12% (annual percentage rate) on a notional amount of $4,500,000 monthly through January 1, 2006. In exchange, the Company will receive interest payments equivalent to 30-day LIBOR on the notional amount associated with the swap over the same period. The fair value of the swap agreement at December 31, 2004 and 2003, of $154,982 and $382,170, respectively, represents the amount the Company would pay the lender to terminate the contract, and is recognized in accumulated other comprehensive loss.

INDEPENDENT PROPERTY OPERATORS OF AMERICA, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS OF SPECIFIED PROPERTIES

UNDER CONTRACT FOR SALE—CONTINUED

December 31, 2004 and 2003

To the extent that the hedge is not completely effective, the ineffective portion is charged or credited to other income or expense in the accompanying statements of operations. During the years ended December 31, 2004 and 2003, there were no amounts considered ineffective. Amounts recorded in other comprehensive income are subsequently reclassified into interest expense as a yield adjustment in the same period in which the related interest expense on the underlying debt affects earnings. The amount to be reclassified over the year ending December 31, 2005 is approximately $103,500.

5.	Commitments and Contingencies

Under the terms of hotel franchise agreements expiring at various dates through 2017, the Company is obligated to pay certain fees for franchise royalties, reservation, and advertising services. Fees are computed based upon percentages of gross room revenues generated by the hotels and are accrued monthly.

6.	Fair Value of Financial Instruments

The following disclosures of estimated fair value were determined by management using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and cash equivalents, accounts receivable—trade, other assets, accounts payable, accrued expenses and other liabilities, and accrued interest payable are carried at amounts which reasonably approximate their fair values due to the short-term nature of these financial investments.

Management estimates that the fair values of the Company’s outstanding notes and mortgage notes payable, and short-term bank loan approximate their carrying values due to the fact that they bear rates of interest which approximate market.

As of December 31, 2004 and 2003, respectively, the fair value of the Company’s interest rate swap agreement was based on estimated current settlement value.

7.	Concentration of Credit Risk

From time to time, the Company maintains cash balances at commercial banks in excess of federally insured limits.

8.	Commitments

On August 1, 2004, the Company entered into a three-year agreement with Marshall Management to manage the hotels. The agreement calls for the Company to pay Marshall Management 4% of total revenue on a monthly basis and an additional flat fee of $60,000 annually.

Supertel Hospitality, Inc.

Norfolk, Nebraska

Independent Property Operators of America, LLC

Moyock, North Carolina

We have compiled the accompanying combined balance sheet of the specified properties under contract for sale as described in Note 1 owned by Independent Property Operators of America, LLC. as of September 30, 2005, and the related combined statements of operations, comprehensive income, equity in properties, and cash flows for the nine-months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying combined financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

The accompanying statements were prepared to present the combined balance sheet and the related combined statements of operations, comprehensive income, equity in properties, and cash flows of specified properties owned by Independent Properties Operators of America, LLC, which are under contract for sale pursuant to a purchase agreement dated September 12, 2005, and is not intended to be a complete presentation of the Company’s assets, liabilities, equity in properties, revenues, and expenses.

November 9, 2005

INDEPENDENT PROPERTY OPERATORS OF AMERICA, LLC

COMBINED BALANCE SHEET OF SPECIFIED PROPERTIES

UNDER CONTRACT FOR SALE

September 30, 2005

ASSETS
Investment in income-producing properties, at cost:
Land and land improvements	$7,701,632
Buildings	27,549,239
Furniture and equipment	5,215,128

40,465,999
Less: accumulated depreciation	(9,779,761)

Net investment in income-producing properties	30,686,238
Cash and cash equivalents	340,440
Accounts receivable—trade	152,630
Prepaid expenses and other assets	98,363
Intangible assets, net of amortization	677,560
Inventory	3,284

$31,958,515

LIABILITIES AND EQUITY IN PROPERTIES
Long-term debt	$15,616,742
Accounts payable	238,132
Accrued expenses and other liabilities	1,008,950
Derivative liability	33,341

Total liabilities	16,897,165

Equity in properties:
Assets in excess of liabilities	15,094,691
Accumulated other comprehensive loss	(33,341)

Total equity in properties	15,061,350

$31,958,515

See accompanying accountants’ compilation report

and notes to combined financial statements.

INDEPENDENT PROPERTY OPERATORS OF AMERICA, LLC

COMBINED STATEMENT OF OPERATIONS OF SPECIFIED PROPERTIES

UNDER CONTRACT FOR SALE

For the nine months ended September 30, 2005

Operating Revenues
Rooms	$7,869,764
Telephone	13,821
Other operating departments	258,900

8,142,485

Expenses
Operating expenses by department:
Rooms	2,129,448
Telephone	98,999
Other operating departments	78,548
Other operating expenses:
Depreciation and amortization	1,083,162
General and administrative	660,834
Franchise fees	402,143
Advertising	480,354
Property repairs and maintenance	493,986
Utilities	413,086
Real estate taxes and insurance	607,527
Professional fees	325,128

6,773,215

Net operating income	1,369,270
Other Income (Expense)
Interest expense	(671,965)

Net income	$697,305

See accompanying accountants’ compilation report

and notes to combined financial statements.

INDEPENDENT PROPERTY OPERATORS OF AMERICA, LLC

COMBINED STATEMENT OF COMPREHENSIVE INCOME OF SPECIFIED PROPERTIES

UNDER CONTRACT FOR SALE

For the nine months ended September 30, 2005

Net Income	$697,305
Other Comprehensive Income
Net unrealized change in cash flow hedging activities	121,641

Comprehensive income	$818,946

See accompanying accountants’ compilation report

and notes to combined financial statements.

INDEPENDENT PROPERTY OPERATORS OF AMERICA, LLC

COMBINED STATEMENT OF EQUITY IN PROPERTIES OF SPECIFIED PROPERTIES

UNDER CONTRACT FOR SALE

For the nine months ended September 30, 2005

	Assets in Excess of Liabilities	Net Unrealized Change in Cash Flow Hedging Activities	Total
Balance, December 31, 2004	$15,047,332	$(154,982)	$14,892,350
Net income	697,305	—	697,305
Other comprehensive income	—	121,641	121,641
Distributions to parent office	(649,946)	—	(649,946)

Balance, September 30, 2005	$15,094,691	$(33,341)	$15,061,350

See accompanying accountants’ compilation report

and notes to combined financial statements.

INDEPENDENT PROPERTY OPERATORS OF AMERICA, LLC

COMBINED STATEMENT OF CASH FLOWS OF SPECIFIED PROPERTIES

UNDER CONTRACT FOR SALE

For the nine months ended September 30, 2005

Cash Flows from Operating Activities
Net income	$697,305
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Depreciation and amortization	1,083,162
(Increase) decrease in operating assets:
Accounts receivable—trade	(41,885)
Prepaid expenses and other assets	(74,857)
Inventory	(1,341)
Increase (decrease) in operating liabilities:
Accounts payable	106,903
Accrued expenses and other liabilities	239,344

Net cash and cash equivalents provided by operating activities	2,008,631

Cash Flows from Investing Activities
Purchase of income-producing property	(858,240)

Net cash and cash equivalents (used) by investing activities	(858,240)

Cash Flows from Financing Activities
Principal payments on long-term debt	(682,144)
Distributions to parent office	(649,946)

Net cash and cash equivalents (used) by financing activities	(1,332,090)

Net (decrease) in cash and cash equivalents	(181,699)
Cash and Cash Equivalents, beginning of year	522,139

Cash and Cash Equivalents, end of year	$340,440

Supplemental Cash Flow Information
Cash paid for interest	$671,965

See accompanying accountants’ compilation report

and notes to combined financial statements.

INDEPENDENT PROPERTY OPERATORS OF AMERICA, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS OF SPECIFIED PROPERTIES

UNDER CONTRACT FOR SALE

September 30, 2005

1.	Basis of Presentation

These financial statements present the combined balance sheet of specified properties under contract for sale owned by Independent Property Operators of America, LLC as of September 30, 2005 and the related combined statements of operations, comprehensive income, equity in properties, and cash flows of specified properties for the nine months ended. The specified properties under contract for sale consist of:

1.	Comfort Inn-Choice Hotel—Fayetteville, NC

2.	Comfort Suites-Choice Hotel—Fort Wayne, IN

3.	Comfort Suites-Choice Hotel—Lafayette, IN

4.	Comfort Suites-Choice Hotel—Marion, IN

5.	Comfort Suites-Choice Hotel—South Bend, IN

6.	Hampton Inn-Hilton Hotel—Warsaw, IN

2.	Summary of Significant Accounting Policies

Organization and nature of business:    Independent Property Operators of America, LLC (the Company or IPOA) was organized on July 30, 1997, as a limited liability company under the laws of the Commonwealth of Virginia.

The Company’s principal assets are limited service hotels in Indiana and North Carolina and condominium units in Virginia. The Company also owned developmental property, which was transferred during 2004 to another LLC in exchange for membership interests in the new company.

The Company is managed by a management company, Mills Management II, Inc. (the Manager). The owner of the Manager maintains an ownership interest in the Company. Under the terms of the Amended and Restated Operating Agreement (the Agreement), the Manager has the exclusive right to manage and make all decisions regarding the operations of the Company. In addition, the Agreement limits the liability of each member to the balance in the member’s capital account.

Cash and cash equivalents:    For purposes of the combined statement of cash flows, the Company considers all highly-liquid investments with original maturities of 90 days or less to be cash equivalents.

Investments in income-producing properties:    Investments in income-producing properties are recorded at cost. Repairs and maintenance are expensed as incurred while significant improvements, renovations or replacements are capitalized. Depreciation is computed using the straight-line method over the following estimated useful lives:

Land improvements	15 years
Buildings	40 years
Furniture and equipment	5 years

INDEPENDENT PROPERTY OPERATORS OF AMERICA, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS OF SPECIFIED PROPERTIES

UNDER CONTRACT FOR SALE—CONTINUED

September 30, 2005

2.	Summary of Significant Accounting Policies—Continued

Revenue recognition:    Revenue is earned primarily through the operations of the hotel properties and is recognized when earned.

Income taxes:    The Company is a Virginia limited liability company. As such, in lieu of corporate income tax, each member is taxed on its proportionate share of the Company’s income (loss). Accordingly, no provision for income taxes has been made in the accompanying financial statements.

Derivative financial instruments:    The Company uses derivative financial instruments for the purpose of reducing its exposure to adverse fluctuations in interest rates. The Company does not hold or issue financial instruments for trading purposes.

In accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Certain Hedging Activities, as amended, the Company accounts for its interest rate swaps as cash flow hedges. At the inception of a hedge, the Company documents the risk management objective and strategy, the hedged risk, the derivative instrument, the hedged item, and how hedge effectiveness will be assessed initially and on an ongoing basis.

Intangible assets:    Goodwill and intangible assets not subject to amortization are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. Other intangible assets subject to amortization include loan fees, debt issuance costs, and franchise fees. They are amortized over periods ranging from 80 months to 240 months.

Use of estimates:    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Company and the Manager to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INDEPENDENT PROPERTY OPERATORS OF AMERICA, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS OF SPECIFIED PROPERTIES

UNDER CONTRACT FOR SALE—CONTINUED

September 30, 2005

3.	Investment in Income-Producing Properties

Investment in income-producing properties as of September 30, 2005, consists of the following:

Hotels	$40,465,999
Less: accumulated depreciation	(9,779,761)

$30,686,238

4.	Long-Term Debt, Convertible Notes Payable, and Derivative Liability

Long-term debt consists of the following at September 30, 2005:

Mortgage note payable, requiring monthly installments of $65,873 including interest at LIBOR plus 2.75% (6.61% at September 30, 2005) secured by three hotel properties, matures July 2019.	$6,124,621

Mortgage note payable, requiring monthly installments of $37,073 including interest at LIBOR plus 2.65% (6.51% at September 30, 2005), secured by two hotel properties, matures August 2023.	3,342,444

First mortgage note payable, requiring monthly installments of $47,002 including interest at LIBOR plus 3.32% (7.18% at September 30, 2005), secured by first mortgage on hotel property, matures August 2023.	6,133,389

Installment loan payable, requiring monthly installments of $509 including interest at 0%, secured by a vehicle, matures June 2008.	16,288

Total long-term debt	$15,616,742

Aggregate annual principal payments of long-term debt and convertible notes payable at September 30, 2005 are as follows:

Nine months ending September 30
2006	$915,837
2007	970,365
2008	1,026,688
2009	1,085,494
2010	1,148,610
Thereafter	10,469,748

$15,616,742

The Company has a $400,000 line of credit with a bank secured by property. The line, which carries an interest rate of prime plus 1% (7.75% at September 30, 2005), expires in August 2016. There was no balance outstanding on the line at September 30, 2005.

The Company entered into an interest rate swap agreement effective January 2001 with a commercial lender. The purpose of the agreement was to reduce the Company’s exposure to interest rate fluctuations on variable rate borrowings. Under terms of the agreement, the Company will pay the commercial lender

INDEPENDENT PROPERTY OPERATORS OF AMERICA, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS OF SPECIFIED PROPERTIES

UNDER CONTRACT FOR SALE—CONTINUED

September 30, 2005

4.	Long-Term Debt, Convertible Notes Payable, and Derivative Liability— Continued

6.12% (annual percentage rate) on a notional amount of $4,500,000 monthly through January 1, 2006. In exchange, the Company will receive interest payments equivalent to 30-day LIBOR on the notional amount associated with the swap over the same period. The fair value of the swap agreement at September 30, 2005, of $33,341 represents the amount the Company would pay the lender to terminate the contract, and is recognized in accumulated other comprehensive loss.

To the extent that the hedge is not completely effective, the ineffective portion is charged or credited to other income or expense in the accompanying statement of operations. During the nine-months ended September 30, 2005, there were no amounts considered ineffective. Amounts recorded in other comprehensive income are subsequently reclassified into interest expense as a yield adjustment in the same period in which the related interest expense on the underlying debt affects earnings. The amount to be reclassified over the next year is approximately $33,341.

5.	Commitments and Contingencies

Under the terms of hotel franchise agreements expiring at various dates through 2017, the Company is obligated to pay certain fees for franchise royalties, reservation, and advertising services. Fees are computed based upon percentages of gross room revenues generated by the hotels and are accrued monthly.

6.	Fair Value of Financial Instruments

The following disclosures of estimated fair value were determined by management using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and cash equivalents, accounts receivable — trade, other assets, accounts payable, accrued expenses and other liabilities, and accrued interest payable are carried at amounts which reasonably approximate their fair values due to the short-term nature of these financial investments.

Management estimates that the fair values of the Company’s outstanding notes and mortgage notes payable approximate their carrying values due to the fact that they bear rates of interest which approximate market.

As of September 30, 2005, the fair value of the Company’s interest rate swap agreement was based on estimated current settlement value.

7.	Concentration of Credit Risk

From time to time, the Company maintains cash balances at commercial banks in excess of federally insured limits.

8.	Commitments

On August 1, 2004, the Company entered into a three-year agreement with Marshall Management to manage the hotels. The agreement calls for the Company to pay Marshall Management 4% of total revenue on a monthly basis and an additional flat fee of $60,000 annually.

You should rely only on the information contained in this prospectus and in material we file with the SEC. We have not authorized anyone to provide you with any other information that is different. We are offering to sell, and seeking offers to buy, the Series A convertible preferred stock described in the prospectus only where offers and sales are permitted. The information contained in this prospectus and our filings with the SEC is accurate only as of its date, regardless of the time of delivery of this prospectus or of any sale of the Series A convertible preferred stock.

Up to 2,500,000 Shares

of

Series A Convertible Preferred Stock

PROSPECTUS

Anderson & Strudwick

Incorporated

                    , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following sets forth estimated expenses to be incurred by Supertel Hospitality in connection with the offering described in this registration statement:

Item	Amount
Registration Fee	$3,155
NASD Filing Fee	$3,180
Nasdaq National Market Listing Fee*	$90,000
Printing Expenses*	$75,000
Accounting Fees and Expenses*	$75,000
Legal Fees and Expenses*	$125,000
Miscellaneous Expenses *	$28,665

TOTAL	$400,000

*	Estimated

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The articles of incorporation of Supertel Hospitality contain a provision which, subject to certain exceptions described below, eliminates the liability of a director or officer to Supertel Hospitality or its shareholders for monetary damages for any breach of duty as a director or officer. This provision does not eliminate such liability to the extent that it is proved that the director or officer engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law.

Supertel Hospitality’s articles of incorporation also require Supertel Hospitality to indemnify any director or officer who is or was a party to a proceeding, including a proceeding by or in the right of Supertel Hospitality, by reason of the fact that he or she is or was such a director or officer or is or was serving at the request of Supertel Hospitality as a director, officer, employee or agent of another entity, provided that the board of directors determines that the conduct in question was in the best interest of Supertel Hospitality and such person was acting on behalf of Supertel Hospitality. A director or officer of Supertel Hospitality is entitled to be indemnified against all liabilities and expenses incurred by the director or officer in the proceeding, except such liabilities and expenses as are incurred if such person engaged in gross negligence, willful misconduct or a knowing violation of the criminal law. Unless a determination has been made that indemnification is not permissible, a director or officer also is entitled to have Supertel Hospitality make advances and reimbursement for expenses prior to final disposition of the proceeding upon receipt of a written undertaking from the director or officer to repay the amounts advanced or reimbursed if it is ultimately determined that he or she is not entitled to indemnification. The board of directors of Supertel Hospitality also has the authority to extend to any person who is an employee or agent of Supertel Hospitality, or who is or was serving at the request of Supertel Hospitality as a director, officer, employee or agent of another entity, the same indemnification rights held by directors and officers, subject to the same conditions and obligations described above.

ITEM 16.	LIST OF EXHIBITS

Exhibit Number	Description

1.1	Form of Underwriter’s Agreement between Supertel Hospitality and Anderson & Strudwick Incorporated.

2.1	Purchase Agreement dated September 12, 2005 among Supertel Limited Partnership and Independent Property Operators of America, LLC, as amended (incorporated by reference to Exhibit 2.1 to Supertel Hospitality’s Current Report on Form 8-K dated September 12, 2005, Exhibit 2.2 to Current Report on Form 8-K dated October 31, 2005 and Exhibit 2.3 to Current Report on Form 8-K dated November 7, 2005).

4.1	Form of Articles of Amendment to Second Amended and Restated Articles of Incorporation of Supertel Hospitality.

4.2	Second Amended and Restated Articles of Incorporation of Supertel Hospitality (incorporated by reference to Exhibit 3.1 to Supertel Hospitality’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).

4.3	Third Amended and Restated Bylaws of Supertel Hospitality (incorporated by reference to Exhibit 3.2 to Supertel Hospitality’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

*4.4	Form of Common Stock Certificate.

*4.5	Form of Series A Convertible Preferred Stock Certificate.

4.6	Form of Underwriter’s Warrants.

4.7	Form of Escrow Agreement.

5.1	Opinion of McGrath North Mullin & Kratz, PC LLO.

8.1	Opinion of McGrath North Mullin & Kratz, PC LLO with respect to tax matters.

10.1	Third Amended and Restated Agreement of Limited Partnership of Supertel Limited Partnership (incorporated by reference to Exhibit 10.6 to Supertel Hospitality’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).

10.2	Non-Competition Agreement, dated as of November 29, 1994, among Supertel Hospitality, Humphrey Hospitality Limited Partnership, James I. Humphrey, Jr. and Humphrey Associates (incorporated by reference to Supertel Hospitality’s Registration Statement on Form S-11 (Registration No. 33-83658)).

10.3	Non-Competition Agreement between Supertel Hospitality, Humphrey Hospitality Limited Partnership, Humphrey Hospitality REIT Trust and Steve H. Borgmann (incorporated by reference to Supertel Hospitality’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000).

10.4	Non-Competition Agreement between Supertel Hospitality, Humphrey Hospitality Limited Partnership and Humphrey Hospitality REIT Trust and Paul J. Schulte (incorporated by reference to Exhibit 24 to Supertel Hospitality’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000).

10.5	Loan Agreement between First National Bank of Omaha, N.A. and Supertel Hospitality (incorporated by reference to Exhibit 10.31 to Supertel Hospitality’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).

10.6	Lease Termination Agreement dated as of December 31, 2001, among Humphrey Hospitality Management, Inc., Supertel Hospitality Management, Inc., Humphrey Hospitality Trust, Inc., Humphrey Hospitality Limited Partnership, E&P Financing Limited Partnership, Solomon Beacons Inn Limited Partnership and TRS Leasing, Inc. (incorporated by reference to Exhibit 10.1 to Supertel Hospitality’s Current Report on Form 8-K dated December 31, 2001).

Exhibit Number	Description

10.7	Management Agreement dated as of January 1, 2002 between TRS Leasing, Inc. and Humphrey Hospitality Management, Inc. (incorporated by reference to Exhibit 10.2 to Supertel Hospitality’s Current Report on Form 8-K dated December 31, 2001).

10.8	New Administrative Services Agreement dated as of January 1, 2002 among Humphrey Hospitality Limited Partnership, E&P Financing Limited Partnership, Humphrey Hospitality Trust, Inc., and Humphrey Hospitality Management, Inc. (incorporated by reference to Exhibit 10.3 to Supertel Hospitality’s Current Report on Form 8-K dated December 31, 2001).

10.9	Form of Master Lease Agreement made as of January 1, 2002 by and between Humphrey Hospitality Limited Partnership, E&P Financing Limited Partnership and Solomons Beacon Inn Limited Partnership and TRS Leasing, Inc. (incorporated by reference to Exhibit 10.22 to Supertel Hospitality’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).

10.10	Letter agreement dated December 31, 2001 among Humphrey Hospitality Limited Partnership, Humphrey Hospitality Management, Inc., E&P Financing Limited Partnership and Solomons Beacon Inn Limited Partnership (incorporated by reference to Exhibit 10.23 to Supertel Hospitality’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).

10.11	Letter agreement dated March 22, 2002 among Humphrey Hospitality Limited Partnership, Humphrey Hospitality Management, Inc., E&P Financing Limited Partnership and Solomons Beacon Inn Limited Partnership (incorporated by reference to Exhibit 10.24 to Supertel Hospitality’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).

10.12	Loan Agreement dated as of November 26, 2002, by and among Solomons Beacon Inn Limited Partnership, TRS Subsidiary, LLC and Greenwich Capital Financial Products, Inc. (incorporated by reference to Exhibit 10.1 to Supertel Hospitality’s Current Report on Form 8-K dated November 26, 2002).

10.13	Promissory Note between Solomons Beacon Inn Limited Partnership and TRS Subsidiary, LLC and Greenwich Capital Financial Products, Inc. dated as of November 26, 2002 (incorporated by reference to Exhibit 10.2 to Supertel Hospitality’s Current Report on Form 8-K dated November 26, 2002).

10.14	Guaranty of Recourse Obligations made by Humphrey Hospitality Trust, Inc., as guarantor, in favor of Greenwich Capital Financial Products, Inc., dated as of November 26, 2002 (incorporated by reference to Exhibit 10.3 to Supertel Hospitality’s Current Report on Form 8-K dated November 26, 2002).

10.15	Pledge and Security Agreement by Humphrey Hospitality Trust, Inc., Humphrey Hospitality Limited Partnership, TRS Leasing, Inc. and Solomons GP, LLC, for the benefit of Greenwich Capital Financial Products, Inc. dated as of November 26, 2002 (incorporated by reference to Exhibit 10.4 to Supertel Hospitality’s Current Report on Form 8-K dated November 26, 2002).

10.16	Master Lease Agreement dated as of November 26, 2002, between Solomons Beacon Inn Limited Partnership, as lessor, and TRS Subsidiary, LLC, as lessee (incorporated by reference to Exhibit 10.5 to Supertel Hospitality’s Current Report on Form 8-K dated November 26, 2002).

10.17	First Amended and Restated Master Lease Agreement dated as of November 26, 2002, between Humphrey Hospitality Limited Partnership and E&P Financing Limited Partnership, as lessors, and TRS Leasing Subsidiary, LLC, as lessee, and Solomons Beacon Inn Limited Partnership as withdrawing lessor (incorporated by reference to Exhibit 10.6 to Supertel Hospitality’s Current Report on Form 8-K dated November 26, 2002).

Exhibit Number	Description

10.18	First Amended and Restated Hotel Management Agreement between TRS Leasing, Inc., TRS Subsidiary, LLC and Humphrey Hospitality Management, Inc. dated November 26, 2002 (incorporated by reference to Exhibit 10.7 to Supertel Hospitality’s Current Report on Form 8-K dated November 26, 2002).

10.19	Fixed Rate Note dated November 7, 2005 made by SPPR—Hotels, LLC to the order of Citigroup Global Markets Realty Corp. and form of Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated November 7, 2005 from SPPR—Hotels, LLC and SPPR TRS Subsidiary, LLC for the benefit of Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.1 to Supertel Hospitality’s Current Report on Form 8-K dated November 7, 2005).

10.20	Non-Recourse Carve-Out Guaranty dated November 7, 2005 executed by Supertel Hospitality, Inc. in favor of Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.2 to Supertel Hospitality’s Current Report on Form 8-K dated November 7, 2005).

10.21	Separation Agreement and Release, dated as of July 22, 2004, by and between Supertel Hospitality and George R. Whittemore (incorporated by reference to Exhibit 10.32 to Supertel Hospitality’s Current Report on Form 8-K dated July 23, 2004).

10.22	Separation Agreement and Release, dated July 14, 2004, by and between Supertel Hospitality and Michael M. Schurer (incorporated by reference to Exhibit 10.33 to Supertel Hospitality’s Current Report on Form 8-K dated July 23, 2004).

10.23	Termination Agreement dated as of July 20, 2004 between TRS Leasing, Inc., TRS Subsidiary, LLC and Humphrey Hospitality Management, Inc. and Supertel Hospitality Management, Inc. (incorporated by reference to Exhibit 10.34 to Supertel Hospitality’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

10.24	Hotel Management Agreement, dated as of August 1, 2004 between TRS Leasing, Inc., TRS Subsidiary, LLC and Royal Host Management, Inc. (incorporated by reference to Exhibit 10.35 to Supertel Hospitality’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

10.25	Loan Agreement dated January 13, 2005 by and between Supertel Hospitality and Great Western Bank (incorporated by reference to Exhibit 10.1 to Supertel Hospitality’s Current Report on Form 8-K dated January 13, 2005).

10.26	Employment Agreement, dated as of September 1, 2005, by and between Supertel Hospitality and Paul Schulte (incorporated by reference to Exhibit 10.1 to Supertel Hospitality’s Current Report on Form 8-K dated August 25, 2005).

10.27	Employment Agreement, dated as of September 1, 2005, by and between Supertel Hospitality and Don Heimes (incorporated by reference to Exhibit 10.2 to Supertel Hospitality’s Current Report on Form 8-K dated August 25, 2005).

*12.1	Statement Regarding Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.

23.1	Consent on McGrath North Mullin & Kratz, PC LLO (included in Exhibit 5.1).

23.2	Consent of McGrath North Mullin & Kratz, PC LLO (included in Exhibit 8.1).

23.3	Consent of KPMG LLP.

23.4	Consent of Wells, Coleman & Company, L.L.P.

*24.1	Powers of Attorney

*	Previously filed
**	To be filed by amendment

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, Supertel Hospitality, Inc., a Virginia corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this amendment to Form S-2 on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norfolk, State of Nebraska, on the 23rd of December, 2005.

SUPERTEL HOSPITALITY, INC.

By:	/S/ PAUL J. SCHULTE
Chairman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities indicated on the 23rd day of December, 2005.

Signature	Title

/S/ PAUL J. SCHULTE Paul J. Schulte	Chairman, Chief Executive Officer and President

/S/ DONAVON A. HEIMES Donavon A. Heimes	Chief Financial Officer, Treasurer and Corporate Secretary

Steve H. Borgmann*	Director
Loren Steele*	Director
Joseph Caggiano*	Director
Jeffrey M. Zwerdling*	Director
Allen L. Dayton*	Director
George R. Whittemore*	Director
Patrick J. Jung*	Director

*	Paul J. Schulte, by signing his name hereto, signs this registration statement on behalf of each of the persons indicated. A power-of-attorney authorizing Paul J. Schulte to sign this registration statement on behalf of each of the indicated directors of Supertel Hospitality, Inc. has previously been filed hereto as Exhibit 24.1.

By:	/S/ PAUL J. SCHULTE
Paul J. Schulte
Attorney-In-Fact

INDEX OF EXHIBITS

Exhibit Number	Description	Page No.
1.1	Form of Underwriters Agreement between Supertel Hospitality and Anderson & Strudwick Incorporated.
2.1	Purchase Agreement dated September 12, 2005 among Supertel Limited Partnership and Independent Property Operators of America, LLC, as amended (incorporated by reference to Exhibit 2.1 to Supertel Hospitality’s Current Report on Form 8-K dated September 12, 2005, Exhibit 2.2 to Current Report on Form 8-K dated October 31, 2005 and Exhibit 2.3 to Current Report on Form 8-K dated November 7, 2005).
4.1	Form of Articles of Amendment to Second Amended and Restated Articles of Incorporation of Supertel Hospitality.
4.2	Second Amended and Restated Articles of Incorporation of Supertel Hospitality (incorporated by reference to Exhibit 3.1 to Supertel Hospitality’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).
4.3	Third Amended and Restated Bylaws of Supertel Hospitality (incorporated by reference to Exhibit 3.2 to Supertel Hospitality’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
*4.4	Form of Common Stock Certificate.
*4.5	Form of Series A Convertible Preferred Stock Certificate.
4.6	Form of Underwriter’s Warrants.
4.7	Form of Escrow Agreement.
5.1	Opinion of McGrath North Mullin & Kratz, PC LLO.
8.1	Opinion of McGrath North Mullin & Kratz, PC LLO with respect to tax matters.
10.1	Third Amended and Restated Agreement of Limited Partnership of Supertel Limited Partnership (incorporated by reference to Exhibit 10.6 to Supertel Hospitality’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).
10.2	Non-Competition Agreement, dated as of November 29, 1994, among Supertel Hospitality, Humphrey Hospitality Limited Partnership, James I. Humphrey, Jr. and Humphrey Associates (incorporated by reference to Supertel Hospitality’s Registration Statement on Form S-11 (Registration No. 33-83658)).
10.3	Non-Competition Agreement between Supertel Hospitality, Humphrey Hospitality Limited Partnership, Humphrey Hospitality REIT Trust and Steve H. Borgmann (incorporated by reference to Supertel Hospitality’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000).
10.4	Non-Competition Agreement between Supertel Hospitality, Humphrey Hospitality Limited Partnership and Humphrey Hospitality REIT Trust and Paul J. Schulte (incorporated by reference to Exhibit 24 to Supertel Hospitality’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000).
10.5	Loan Agreement between First National Bank of Omaha, N.A. and Supertel Hospitality (incorporated by reference to Exhibit 10.31 to Supertel Hospitality’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).
10.6	Lease Termination Agreement dated as of December 31, 2001, among Humphrey Hospitality Management, Inc., Supertel Hospitality Management, Inc., Humphrey Hospitality Trust, Inc., Humphrey Hospitality Limited Partnership, E&P Financing Limited Partnership, Solomon Beacons Inn Limited Partnership and TRS Leasing, Inc. (incorporated by reference to Exhibit 10.1 to Supertel Hospitality’s Current Report on Form 8-K dated December 31, 2001).

Exhibit Number	Description	Page No.
10.7	Management Agreement dated as of January 1, 2002 between TRS Leasing, Inc. and Humphrey Hospitality Management, Inc. (incorporated by reference to Exhibit 10.2 to Supertel Hospitality’s Current Report on Form 8-K dated December 31, 2001).

10.8	New Administrative Services Agreement dated as of January 1, 2002 among Humphrey Hospitality Limited Partnership, E&P Financing Limited Partnership, Humphrey Hospitality Trust, Inc., and Humphrey Hospitality Management, Inc. (incorporated by reference to Exhibit 10.3 to Supertel Hospitality’s Current Report on Form 8-K dated December 31, 2001).

10.9	Form of Master Lease Agreement made as of January 1, 2002 by and between Humphrey Hospitality Limited Partnership, E&P Financing Limited Partnership and Solomons Beacon Inn Limited Partnership and TRS Leasing, Inc. (incorporated by reference to Exhibit 10.22 to Supertel Hospitality’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).

10.10	Letter agreement dated December 31, 2001 among Humphrey Hospitality Limited Partnership, Humphrey Hospitality Management, Inc., E&P Financing Limited Partnership and Solomons Beacon Inn Limited Partnership (incorporated by reference to Exhibit 10.23 to Supertel Hospitality’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).

10.11	Letter agreement dated March 22, 2002 among Humphrey Hospitality Limited Partnership, Humphrey Hospitality Management, Inc., E&P Financing Limited Partnership and Solomons Beacon Inn Limited Partnership (incorporated by reference to Exhibit 10.24 to Supertel Hospitality’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).

10.12	Loan Agreement dated as of November 26, 2002, by and among Solomons Beacon Inn Limited Partnership, TRS Subsidiary, LLC and Greenwich Capital Financial Products, Inc. (incorporated by reference to Exhibit 10.1 to Supertel Hospitality’s Current Report on Form 8-K dated November 26, 2002).

10.13	Promissory Note between Solomons Beacon Inn Limited Partnership and TRS Subsidiary, LLC and Greenwich Capital Financial Products, Inc. dated as of November 26, 2002 (incorporated by reference to Exhibit 10.2 to Supertel Hospitality’s Current Report on Form 8-K dated November 26, 2002).

10.14	Guaranty of Recourse Obligations made by Humphrey Hospitality Trust, Inc., as guarantor, in favor of Greenwich Capital Financial Products, Inc., dated as of November 26, 2002 (incorporated by reference to Exhibit 10.3 to Supertel Hospitality’s Current Report on Form 8-K dated November 26, 2002).

10.15	Pledge and Security Agreement by Humphrey Hospitality Trust, Inc., Humphrey Hospitality Limited Partnership, TRS Leasing, Inc. and Solomons GP, LLC, for the benefit of Greenwich Capital Financial Products, Inc. dated as of November 26, 2002 (incorporated by reference to Exhibit 10.4 to Supertel Hospitality’s Current Report on Form 8-K dated November 26, 2002).

10.16	Master Lease Agreement dated as of November 26, 2002, between Solomons Beacon Inn Limited Partnership, as lessor, and TRS Subsidiary, LLC, as lessee (incorporated by reference to Exhibit 10.5 to Supertel Hospitality’s Current Report on Form 8-K dated November 26, 2002).

10.17	First Amended and Restated Master Lease Agreement dated as of November 26, 2002, between Humphrey Hospitality Limited Partnership and E&P Financing Limited Partnership, as lessors, and TRS Leasing Subsidiary, LLC, as lessee, and Solomons Beacon Inn Limited Partnership as withdrawing lessor (incorporated by reference to Exhibit 10.6 to Supertel Hospitality’s Current Report on Form 8-K dated November 26, 2002).

Exhibit Number	Description	Page No.
10.18	First Amended and Restated Hotel Management Agreement between TRS Leasing, Inc., TRS Subsidiary, LLC and Humphrey Hospitality Management, Inc. dated November 26, 2002 (incorporated by reference to Exhibit 10.7 to Supertel Hospitality’s Current Report on Form 8-K dated November 26, 2002).
10.19	Fixed Rate Note dated November 7, 2005 made by SPPR—Hotels, LLC to the order of Citigroup Global Markets Realty Corp. and form of Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated November 7, 2005 from SPPR—Hotels, LLC and SPPR TRS Subsidiary, LLC for the benefit of Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.1 to Supertel Hospitality’s Current Report on Form 8-K dated November 7, 2005).
10.20	Non-Recourse Carve-Out Guaranty dated November 7, 2005 executed by Supertel Hospitality, Inc. in favor of Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.2 to Supertel Hospitality’s Current Report on Form 8-K dated November 7, 2005).
10.21	Separation Agreement and Release, dated as of July 22, 2004, by and between Supertel Hospitality and George R. Whittemore (incorporated by reference to Exhibit 10.32 to Supertel Hospitality’s Current Report on Form 8-K dated July 23, 2004).
10.22	Separation Agreement and Release, dated July 14, 2004, by and between Supertel Hospitality and Michael M. Schurer (incorporated by reference to Exhibit 10.33 to Supertel Hospitality’s Current Report on Form 8-K dated July 23, 2004).
10.23	Termination Agreement dated as of July 20, 2004 between TRS Leasing, Inc., TRS Subsidiary, LLC and Humphrey Hospitality Management, Inc. and Supertel Hospitality Management, Inc. (incorporated by reference to Exhibit 10.34 to Supertel Hospitality’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
10.24	Hotel Management Agreement, dated as of August 1, 2004 between TRS Leasing, Inc., TRS Subsidiary, LLC and Royal Host Management, Inc. (incorporated by reference to Exhibit 10.35 to Supertel Hospitality’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
10.25	Loan Agreement dated January 13, 2005 by and between Supertel Hospitality and Great Western Bank (incorporated by reference to Exhibit 10.1 to Supertel Hospitality’s Current Report on Form 8-K dated January 13, 2005).
10.26	Employment Agreement, dated as of September 1, 2005, by and between Supertel Hospitality and Paul Schulte (incorporated by reference to Exhibit 10.1 to Supertel Hospitality’s Current Report on Form 8-K dated August 25, 2005).
10.27	Employment Agreement, dated as of September 1, 2005, by and between Supertel Hospitality and Don Heimes (incorporated by reference to Exhibit 10.2 to Supertel Hospitality’s Current Report on Form 8-K dated August 25, 2005).
*12.1	Statement Regarding Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.
23.1	Consent of McGrath North Mullin & Kratz, PC LLO (included in Exhibit 5.1).
23.2	Consent of McGrath North Mullin & Kratz, PC LLO (included in Exhibit 8.1).
23.3	Consent of KPMG LLP.
23.4	Consent of Wells, Coleman & Company, L.L.P.
*24.1	Powers of Attorney.

*	previously filed
**	to be filed by amendment